Exhibit 10.1

$150,000,000.00 REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

by and among

COVANCE INC.

and
THE GUARANTORS PARTY HERETO,

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION, As Agent

Dated as of June 16, 2009

PNC BANK, NATIONAL ASSOCIATION, as Agent

CITIBANK, N.A., as Syndication Agent

BANK OF AMERICA, N.A., as Documentation Agent

JP MORGAN CHASE BANK, N.A., as Documentation Agent

TORONTO DOMINION (NEW YORK) LLC, as Documentation Agent

	2.11	Utilization of Commitments in Optional Currencies		41
		2.11.1	Periodic Computations of Dollar Equivalent Amounts of Loans and Letters of Credit Outstanding	41
		2.11.2	Notices From Lenders That Optional Currencies Are Unavailable to Fund New Loans	41
		2.11.3	Notices From Lenders That Optional Currencies Are Unavailable to Fund Renewals of the Euro-Rate Option	42
		2.11.4	European Monetary Union	43
		2.11.5	Requests for Additional Optional Currencies	43
	2.12	Currency Repayments		44
	2.13	Optional Currency Amounts		44
	2.14	Right to Increase Revolving Credit Commitments		44

3.	[INTENTIONALLY OMITTED.]			45

4.	INTEREST RATES			45
	4.1	Interest Rate Options		45
		4.1.1	Revolving Credit Interest Rate Options	45
		4.1.2	Rate Quotations	46
	4.2	Interest Periods		46
		4.2.1	Amount of Borrowing Tranche	46
		4.2.2	Renewals	46
	4.3	Interest After Default		46
		4.3.1	Letter of Credit Fees, Interest Rate	46
		4.3.2	Other Obligations	47
		4.3.3	Acknowledgment	47
	4.4	Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available		47
		4.4.1	Unascertainable	47
		4.4.2	Illegality; Increased Costs; Deposits Not Available	47
		4.4.3	Agent’s and Lender’s Rights	48
	4.5	Selection of Interest Rate Options		48

5.	PAYMENTS			49
	5.1	Payments		49
	5.2	Pro Rata Treatment of Lenders		49
	5.3	Interest Payment Dates		50
	5.4	Voluntary Prepayments, Mandatory Prepayments		50
		5.4.1	Right to Prepay	50
		5.4.2	Replacement of a Lender	51
		5.4.3	Change of Lending Office	52
		5.4.4	Voluntary Reduction of Revolving Credit Commitments	52
		5.4.5	Application Among Interest Rate Options	52
		5.4.6	Mandatory Prepayment - Currency Fluctuations	53
		5.4.7	Expiration Date	53
	5.5	Additional Compensation in Certain Circumstances		53

		5.5.1	Increased Costs Generally. If any Change in Law shall:	53
		5.5.2	Capital Requirements	54
		5.5.3	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans	54
		5.5.4	Delay in Requests	54
		5.5.5	Additional Costs with Respect to Loans in Optional Currencies	55
	5.6	Taxes		55
		5.6.1	Payments Free of Taxes	55
		5.6.2	Payment of Other Taxes by the Borrower	55
		5.6.3	Indemnification by the Borrower	55
		5.6.4	Evidence of Payments	56
		5.6.5	Status of Lenders	56
		5.6.6	Refund	57
	5.7	Indemnity		57
	5.8	Interbank Market Presumption		58
	5.9	Notes		58
	5.10	Settlement Date Procedures		58
	5.11	Judgment Currency		59
		5.11.1	Currency Conversion Procedures for Judgments	59
		5.11.2	Indemnity in Certain Events	59

6.	REPRESENTATIONS AND WARRANTIES			60
	6.1	Representations and Warranties		60
		6.1.1	Organization and Qualification	60
		6.1.2	[Intentionally Omitted.]	60
		6.1.3	Subsidiaries	60
		6.1.4	Power and Authority	60
		6.1.5	Validity and Binding Effect	61
		6.1.6	No Conflict	61
		6.1.7	Litigation	61
		6.1.8	Title to Properties	61
		6.1.9	Financial Statements	62
		6.1.10	Use of Proceeds; Margin Stock; Section 20 Subsidiaries	62
		6.1.11	Full Disclosure	63
		6.1.12	Taxes	63
		6.1.13	Consents and Approvals	63
		6.1.14	No Event of Default; Compliance with Instruments	63
		6.1.15	Patents, Trademarks, Copyrights, Licenses, Etc.	64
		6.1.16	Insurance	64
		6.1.17	Compliance with Laws	64
		6.1.18	[Intentionally Omitted]	64
		6.1.19	Investment Companies; Regulated Entities	64
		6.1.20	Plans and Benefit Arrangements	64
		6.1.21	Employment Matters	65
		6.1.22	Environmental and Safety Matters	66

		6.1.23	Senior Debt Status	66
		6.1.24	Anti-Terrorism Laws	66
		6.1.25	Solvency	67
		6.1.26	Security Interests	67
		6.1.27	Status of the Pledged Collateral	68
	6.2	Continuation of Representations		68
	6.3	Updates to Schedules		68

7.	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT			68
	7.1	First Loans and Letters of Credit		69
		7.1.1	Officer’s Certificate	69
		7.1.2	Secretary’s Certificate	69
		7.1.3	Delivery of Loan Documents	70
		7.1.4	Opinion of Counsel	70
		7.1.5	Legal Details	70
		7.1.6	Payment of Fees	70
		7.1.7	Consents	70
		7.1.8	Officer’s Certificate Regarding MACs; Solvency	70
		7.1.9	No Violation of Laws	71
		7.1.10	No Actions or Proceedings	71
		7.1.11	Compliance Certificate	71
		7.1.12	Lien Searches	71
		7.1.13	Filing Receipts	71
		7.1.14	Insurance	71
		7.1.15	Existing Agreement	72
		7.1.16	Other Conditions	72
	7.2	Each Additional Loan or Letter of Credit		72

8.	COVENANTS			72
	8.1	Affirmative Covenants		72
		8.1.1	Preservation of Existence, Etc.	72
		8.1.2	Payment of Liabilities, Including Taxes, Etc.	73
		8.1.3	Maintenance of Insurance	73
		8.1.4	Maintenance of Properties and Leases	73
		8.1.5	Maintenance of Patents, Trademarks, Etc.	73
		8.1.6	Visitation Rights	73
		8.1.7	Keeping of Records and Books of Account	74
		8.1.8	Plans and Benefit Arrangements	74
		8.1.9	Compliance with Laws	74
		8.1.10	Use of Proceeds	74
		8.1.11	[Intentionally Omitted]	75
		8.1.12	Tax Shelter Regulations	75
		8.1.13	Anti-Terrorism Laws	75
		8.1.14	Further Assurances	75
	8.2	Negative Covenants		75
		8.2.1	Indebtedness	76

		8.2.2	Liens	77
		8.2.3	Guaranties	77
		8.2.4	Loans and Investments	77
		8.2.5	[Intentionally Omitted].	78
		8.2.6	Liquidations, Mergers, Consolidations, Acquisitions	78
		8.2.7	Dispositions of Assets or Subsidiaries	80
		8.2.8	[Intentionally Omitted].	81
		8.2.9	Subsidiaries, Partnerships and Joint Ventures	81
		8.2.10	Continuation of or Change in Business	81
		8.2.11	Plans and Benefit Arrangements	81
		8.2.12	Fiscal Year	82
		8.2.13	Changes in Organizational Documents	82
		8.2.14	[Intentionally Omitted]	82
		8.2.15	Maximum Leverage Ratio	82
		8.2.16	Minimum Interest Coverage Ratio	82
	8.3	Reporting Requirements		82
		8.3.1	Quarterly Financial Statements	82
		8.3.2	Annual Financial Statements	83
		8.3.3	Certificate of the Borrower	83
		8.3.4	Notice of Default	84
		8.3.5	Notice of Litigation	84
		8.3.6	Agreements Regarding Pledged Collateral	84
		8.3.7	Budgets, Forecasts, Other Reports and Information	84
		8.3.8	Tax Shelter Provisions	85
		8.3.9	Notices Regarding Plans and Benefit Arrangements	85

9.	DEFAULT			86
	9.1	Events of Default		86
		9.1.1	Payments Under Loan Documents	87
		9.1.2	Breach of Warranty	87
		9.1.3	Breach of Negative Covenants or Visitation Rights	87
		9.1.4	Breach of Other Covenants	87
		9.1.5	Defaults in Other Agreements or Indebtedness	87
		9.1.6	Final Judgments or Orders	87
		9.1.7	Loan Document Unenforceable	88
		9.1.8	Uninsured Losses; Proceedings Against Assets	88
		9.1.9	Notice of Lien or Assessment	88
		9.1.10	Insolvency	88
		9.1.11	Events Relating to Plans and Benefit Arrangements	88
		9.1.12	Cessation of Business	89
		9.1.13	Change of Control	89
		9.1.14	Involuntary Proceedings	89
		9.1.15	Voluntary Proceedings	90
	9.2	Consequences of Event of Default		90

v

		9.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	90
		9.2.2	Bankruptcy, Insolvency or Reorganization Proceedings	90
		9.2.3	Set-off	91
		9.2.4	Intentionally Omitted	91
		9.2.5	Application of Proceeds; Collateral Sharing	91
		9.2.6	Other Rights and Remedies	92
		9.2.7	Notice of Sale	92

10.	THE AGENT			93
	10.1	Appointment and Authority		93
	10.2	Rights as a Lender		93
	10.3	Exculpatory Provisions		93
	10.4	Reliance by Agent		94
	10.5	Delegation of Duties		94
	10.6	Resignation of Agent		95
	10.7	Non-Reliance on Administrative Agent and Other Lenders		95
	10.8	Reimbursement and Indemnification of Agent by the Borrower		96
	10.9	Exculpatory Provisions; Limitation of Liability		97
	10.10	Reimbursement and Indemnification of Agent by Lenders		97
	10.11	Equalization of Lenders		98
	10.12	Agent’s Fee		99
	10.13	Availability of Funds		99
	10.14	Calculations		99
	10.15	No Reliance on Agent’s Customer Identification Program		100
	10.16	Certain Releases of Pledged Collateral		100

11.	MISCELLANEOUS			100
	11.1	Modifications, Amendments or Waivers		100
		11.1.1	Increase of Commitment; Extension of Expiration Date	101
		11.1.2	Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment	101
		11.1.3	Release of Collateral or Guarantor	101
		11.1.4	Miscellaneous	101
	11.2	No Implied Waivers; Cumulative Remedies; Writing Required		101
	11.3	Reimbursement and Indemnification of Lenders by the Borrower; Taxes		102
	11.4	Holidays		103
	11.5	Funding by Branch, Subsidiary or Affiliate		103
		11.5.1	Notional Funding	103
		11.5.2	Actual Funding	103
	11.6	Notices; Effectiveness; Electronic Communication		104
		11.6.1	Notices Generally	104
		11.6.2	Electronic Communications	104
		11.6.3	Change of Address, Etc.	105
	11.7	Severability		105
	11.8	Governing Law		105

11.9	Prior Understanding		105
11.10	Duration; Survival		105
11.11	Successors and Assigns		106
	11.11.1	Successors and Assigns Generally	106
	11.11.2	Assignments by Lenders	106
	11.11.3	Register	108
	11.11.4	Participations	108
	11.11.5	Limitations upon Participant Rights Successors and Assigns Generally	109
	11.11.6	Certain Pledges; Successors and Assigns Generally	109
11.12	Confidentiality		109
	11.12.1	General	109
	11.12.2	Sharing Information With Affiliates of the Lenders	110
11.13	Counterparts		110
11.14	Agent’s or Lender’s Consent		110
11.15	Exceptions		110
11.16	Consent To Forum; Waiver Of Jury Trial		111
	11.16.1	Submission To Jurisdiction	111
	11.16.2	Waiver Of Venue	111
	11.16.3	Service Of Process	111
	11.16.4	Waiver Of Jury Trial	112
11.17	USA Patriot Act. Certification from Lenders and Participants		112
11.18	Joinder of Guarantors		112

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of June 16, 2009, and is made by and among COVANCE INC., a Delaware corporation, each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Banks under this Agreement.

WITNESSETH:

WHEREAS, the Borrower has requested the Lenders to provide a multicurrency revolving credit facility to the Borrower in an aggregate principal amount not to exceed $150,000,000.00; and

WHEREAS, the revolving credit shall be used to finance existing Indebtedness and for general corporate purposes of the Borrower; and

WHEREAS, the Lenders are willing to provide such credit upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1.                                       CERTAIN DEFINITIONS

1.1                                 Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Additional Lender has the meaning assigned to such term in Section 11.11 [Successors and Assigns].

Affiliate as to any Person means any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person.  Control, as used in this definition, means the possession, directly or indirectly, of the power to:  (i) direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be, or (ii) vote 15% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person.  Notwithstanding the foregoing:  (i) the Borrower and its Subsidiaries shall not be Affiliates of each other, (ii) neither the Borrower nor any of its Subsidiaries shall be an Affiliate of the Agent or any Lender, and (iii) so long as the Borrower and its Subsidiaries own in the aggregate less than 23% of the voting capital stock of BioImaging Technologies, Inc. (“BTI”), BTI shall not be an Affiliate of the Borrower or any Subsidiary of the Borrower.

Agent means PNC Bank, National Association, and its successors and assigns.

Agent’s Fee has the meaning assigned to that term in Section 10.12 [Agent’s Fee].

Agent’s Letter has the meaning assigned to that term in Section 10.12 [Agent’s Fee].

Agreement means this Credit Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.

Annual Statements has the meaning assigned to that term in Section 6.1.9(i) [Historical Statements].

Anti-Terrorism Laws means any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

Applicable Commitment Fee Rate means the percentage rate per annum at the indicated level of Leverage Ratio then in effect as set forth in the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”  The Applicable Commitment Fee Rate shall be computed in accordance with Section 2.4 [Commitment Fees] and the parameters set forth on Schedule 1.1(A).

Applicable Letter of Credit Fee means the percentage rate per annum at the indicated level of Leverage Ratio then in effect as set forth in the pricing grid on Schedule 1.1(A) below the heading “Letter of Credit Fee”.  The Applicable Letter of Credit Fee shall be computed in accordance with the parameters set forth on Schedule 1.1(A).

Applicable Margin means, as applicable:

(i)                                     the percentage rate spread at the indicated level of Leverage Ratio then in effect as set forth in the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread”, and

(ii)                                  the percentage rate spread at the indicated level of Leverage Ratio then in effect as set forth in the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Euro-Rate Spread”.

The Applicable Margin shall be computed in accordance with the parameters set forth on Schedule 1.1(A).

Approved Fund means any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Assumption Agreement means an Assignment and Assumption Agreement by and among a Purchasing Lender, a Transferor Lender and the Agent, as Agent and on behalf of the remaining Lender, substantially in the form of Exhibit 1.1(A).

Authorized Officer means those individuals, designated by written notice to the Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder.  The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.

Base Rate means the greatest, from time to time, of (i) the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, (ii) the Federal Funds Open Rate plus ½% per annum, or (iii) the Daily Euro-Rate plus 1%. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Option means the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(i) [Revolving Credit Base Rate Option].

Benefit Arrangement means at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

Benefit Plans means (i) the Covance 401(k) Savings Plan, (ii) the Employee Stock Purchase Plan of Covance, Inc., (iii) the 2007 Employee Equity Participation Plan of the Borrower, (iv) the 2002 Employee Stock Option Plan of the Borrower, (v) the Stock Option Plan for Non-Employee Directors of the Borrower, (vi) the Restricted Stock Plan for Non-Employee Directors of the Borrower, (vii) the Deferred Stock Unit Plan for Non-Employee Members of the Board of Directors of the Borrower, (viii) any other “pension plan” (as defined in Section 3(2) of ERISA) of the Borrower or any member of the ERISA Group, any of the Guarantors or any Subsidiary of any of the Loan Parties, existing as of the date of this Agreement or hereafter, or any trust created thereunder, and (ix) any other benefit plan, whether or not treated as such under Section 3(2) or any other Section of ERISA, existing as of the date of this Agreement or hereafter created, with respect to which any capital stock, debt or similar interest or instrument or security interest or instrument, whether or not treated as such under applicable Law, of the Borrower, any member of the ERISA Group, any of the Guarantors or any Subsidiary

of any of the Loan Parties is an investment, distribution, benefit or award option or plan feature for any individual, including, but not limited to, any benefit plan similar to a plan described in (i) through (vii) above, or any trust created under any benefit plan described in this clause (ix).

Blocked Person has the meaning assigned to such term in Section 6.1.24.5 [Execution Order No. 13224].

Borrower means Covance Inc., a corporation organized and existing under the laws of the State of Delaware, and its successors and assigns.

Borrowing Date means, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche means specified portions of Loans outstanding as follows:  (i) any Loans to which a Euro-Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period and which are denominated either in Dollars or in the same Optional Currency shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania, and (i) if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market,  (ii) with respect to advances or payments of Loans or any other matters relating to Loans denominated in an Optional Currency, such day also shall be a day on which dealings in deposits in the relevant Optional Currency are carried on in the applicable interbank market, and (iii) with respect to advances or payments of Loans denominated in an Optional Currency, such day shall also be a day on which all applicable banks into which Loan proceeds may be deposited are open for business and foreign exchange markets are open for business in the principal financial center of the country of such currency.

Capital Lease means the lease of any assets which lease would be a capital lease as determined in accordance with GAAP.

Cash Collateralize means to pledge and deposit with or deliver to Agent, for the benefit of Agent and the Lenders, as collateral for the Letter of Credit Outstanding, cash or deposit account balances pursuant to documentation satisfactory to Agent (which documents are hereby consented to by the Lenders). Such cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Agent.

Cash Pooling Obligations means those ordinary course obligations of certain Foreign Subsidiaries under treasury management cash pooling agreements with various financial institutions as in effect on the Closing Date or arrangements substantially similar thereto, as any of the foregoing may be renewed, replaced or extended from time to time.

Change in Law means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation or application thereof by any Official Body or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body.

Closing Date means the Business Day on which the first Loan shall be made, which shall be June 16, 2009.

Collateral Agent has the meaning assigned to such term in Section 9.2.5.2 [Collateral Sharing].

Collateral Documents has the meaning assigned to such term in Section 9.2.5.2 [Collateral Sharing].

Commercial Letter of Credit means any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.

Commitment means as to any Lender of its Revolving Credit Commitment and, in the case PNC Bank, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments of all of the Lenders and Swing Loan Commitment.

Commitment Fee has the meaning assigned to that term in Section 2.4 [Commitment Fees].

Commitment Reduction Notice has the meaning assigned to that term in Section 5.4.4 [Voluntary Reduction of Revolving Credit Commitments].

Compliance Certificate has the meaning assigned to such term in Section 8.3.3 [Certificate of the Borrower].

Computation Date has the meaning assigned to such term in Section 2.11.1 [Periodic Computations of Dollar Equivalent Amounts of Loans and Letters of Credit Outstanding].

Consolidated EBIT means, for any period of determination, with respect to the Borrower and its Subsidiaries as determined in accordance with GAAP on a consolidated basis, the sum of (i) Consolidated Net Income for such period (excluding the effect of any extraordinary or other non-recurring gains or losses outside of the ordinary course of business), plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (a) Consolidated Interest Expense for such period and (b) total Federal, state, foreign or other income taxes for such period, all as determined in accordance with GAAP.

Consolidated EBITDA means, for any period of determination, with respect to the Borrower and its Subsidiaries as determined in accordance with GAAP on a consolidated basis, an amount equal to (i) Consolidated EBIT minus an amount which, in the determination of Consolidated Net Income for such period, has been included for all non-cash credits for such period, plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for all depreciation, amortization and other non-cash charges for such period, all as determined in accordance with GAAP.

Consolidated Interest Expense for any period of determination means interest expense (net of interest income, if any) of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

Consolidated Net Income means, for any period of determination, the net income after taxes for such period of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP.

Consolidated Net Worth means as of any date of determination total stockholders’ equity of the Borrower and its Subsidiaries as of such date determined and consolidated in accordance with GAAP.

Consolidated Subsidiary means each Person (excluding therefrom each Excluded Subsidiary) which is a Subsidiary of the Borrower.

Contamination means the presence or release or threat of release of Regulated Substances in, on, under or migrating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the performance of a Remedial Action or which otherwise constitutes a violation of Environmental Laws.

Daily Euro-Rate means, for any day, the rate per annum determined by the Agent by dividing (i) the Published Rate by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day.

Defaulting Lender means any Lender that (i) has failed to fund any portion of the Loans, participations with respect to Letters of Credit, or participations in Swing Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (ii) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, or (iii) has or any Lender that has a parent entity that has since the date of this Agreement been deemed insolvent by an Official Body or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding.

Delinquent Lender has the meaning assigned to such term in Section 10.11 [Equalization of Lenders].

Dollar, Dollars, U.S. Dollars and the symbol $ means lawful money of the United States of America.

Dollar Equivalent means, with respect to any amount of any currency, the Equivalent Amount of such currency expressed in Dollars.

Dollar Equivalent Revolving Facility Usage means at any time the sum of the Dollar Equivalent amount of Revolving Credit Loans then outstanding, the Dollar Equivalent of Swing Loans then outstanding and the Dollar Equivalent amount of Letters of Credit Outstanding.

Domestic Subsidiary means any Subsidiary of the Borrower that is incorporated or organized under the laws of the United States of America or one of the states or territories thereof.

Drawing Date has the meaning assigned to that term in Section 2.10.3.2.

Environmental Complaint means (i) any written notice of non-compliance or violation, order or citation relating in any way to any Environmental Law, Required Environmental Permit, Contamination or Regulated Substances; (ii) civil, criminal, administrative or regulatory investigation of which the Borrower or any Subsidiary of the Borrower has knowledge instituted by an Official Body relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (iii) any administrative, regulatory or judicial action, suit, claim or proceeding instituted by any Person or Official Body or any written notice of liability or potential liability by any Person or Official Body, in either instance, setting forth a cause of action for personal injury (including but not limited to death), property damage, natural resource damage, contribution or indemnity associated with the performance of Remedial Actions, liens or encumbrances attached to, recorded or levied against a Property for the costs associated with the performance of Remedial Actions, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws; or (iv) any written order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by an Official Body arising out of or in response to a violation of any Environmental Laws relating to any Property, any Loan Party or any Subsidiary of any Loan Party.

Environmental Laws means all federal, territorial, tribal, state, local and foreign Laws (including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 to 136y, Atomic Energy Act, 42 U.S.C. § 2011 et seq., the Energy Reorganization Act of 1974 (88 Stat. 1244), the Nuclear Waste Policy Act 42 U.S.C. § 10101 et seq., the Low-Level Radioactive Waste Policy Amendments Act of 1985 (99 Stat. 1842)) each as amended, and any regulations promulgated or any equivalent state or local Law, and any amendments thereto) and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to Regulated Substances; (iii) protection of the environment and/or natural resources; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, sale, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; and (vi) the protection of endangered or threatened species.

Equivalent Amount means, at any date, as determined by Agent (which determination shall be conclusive absent manifest error), (i) with respect to an amount which is to be denominated in Dollars:

(a)                                  as to any portion of such amount denominated in an Optional Currency, the amount of Dollars converted from the amount of each relevant Optional Currency at the rate at which such Optional Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London or such other applicable time, on such date by reference to the Bloomberg Financial Markets system for such Optional Currency (or other authoritative source selected by the Agent in its sole discretion) or, in the event of the unavailability of any such source, the exchange rate shall instead be the spot rate of exchange of the Agent in the market where its foreign currency exchange operations in respect of such Optional Currency are then being conducted, at or about 11:00 a.m. at the place of such market, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error, plus:

(b)                                 as to any portion of such amount already denominated in Dollars, the amount thereof at such time; and

(ii)                                  with respect to an amount which is to be denominated in an Optional Currency;

(a)                                  as to any portion of such amount denominated in Dollars, the amount of such Optional Currency converted from the relevant amount of Dollars at the rate at which Dollars may be exchanged into such Optional Currency, as set forth at approximately 11:00 a.m., London or such other applicable time, on such date by reference to the Bloomberg Financial Markets system for such Optional Currency (or other authoritative source selected by the Agent in its sole discretion) or, in the event of the unavailability of any such source, the exchange rate shall instead be the spot rate of exchange of the Agent in the market where its foreign currency exchange operations in respect of such Optional Currency are then being conducted, at or about 11:00 a.m. at the place of such market, on such date for the purchase of such Optional Currency for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error, plus

(b)                                 as to any portion of such amount already denominated in such Optional Currency, the amount thereof as of such time.

ERISA means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Group means, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

Euro-Rate means (i) with respect to Dollar Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg Page that displays rates at which Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which Dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternative Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period as the London interbank offered rate for Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period  (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1, or any substitute page, or any Alternate Source, a comparable replacement rate determined by the Agent at such time, which determination shall be conclusive absent manifest error) by (b) a number equal to 1.00 minus the Euro-Rate Reserve Percentage.  Such Euro-Rate may also be expressed by the following formula:

Euro-Rate =	Average of London interbank offered rates quoted
by Bloomberg or appropriate successor as shown on
	Bloomberg Page BBAM1	1.00 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date.  The Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error;

(ii)                                  with respect to Optional Currency Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate of interest per annum determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the rate of interest per annum for deposits in the relevant Optional Currency which appears on the relevant Bloomberg Page (or, if no such quotation is available on such Bloomberg Page, on the appropriate such other substitute Bloomberg Page that displays rates at which the relevant Optional Currency deposits are offered by leading banks in the London interbank deposit market) or the rate that is quoted by another source selected by the Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purposes of displaying such rates at which such Optional Currency deposits are offered by leading banks in the London interbank deposit market) at approximately 9:00 a.m., Pittsburgh time, two (2) Business Days prior to the first day of such Interest Period for delivery on the first day of such Interest Period for a period, and in an amount, comparable to such Interest Period and principal amount of such Borrowing Tranche (“OC Rate”) by (b) a number equal to 1.00 minus the Euro-Rate Reserve Percentage.  Such Euro-Rate may also be expressed by the following formula:

Euro-Rate	=	OC Rate
1 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Euro-Rate Option outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date.  The Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.  The Euro-Rate for any Loans shall be based upon the Euro-Rate for the currency in which such Loans are requested.

Euro-Rate Option means the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(ii) [Revolving Credit Euro-Rate Option].

Euro-Rate Reserve Percentage means as of any day the maximum percentage in effect on such day: (i) as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”); and (ii) to be maintained by a Lender as required for reserve liquidity, special deposit, or a similar purpose by any governmental or monetary authority of any country or political subdivision thereof (including any central bank), against (a) any category of liabilities that includes deposits by reference to which a Euro-Rate is to be determined, or (b) any category of extension of credit or other assets that includes Loans or Borrowing Tranches to which a Euro-Rate applies.

Event of Default means any of the events described in Section 9.1 [Events of Default] and referred to therein as an “Event of Default.”

Excluded Subsidiary means any Person in which any Loan Party or any Subsidiary of any Loan Party has made an Investment permitted by Section 8.2.4(v) and which Person, as provided in the definition of Subsidiary, the Loan Parties shall have elected to not treat as a Subsidiary for purposes of the Loan Documents.

Excluded Taxes means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.6.5 [Status of Lenders], except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.6.1 [Payment Free of Taxes].

Executive Order No. 13224 means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Existing Letter of Credit means the letters of credit previously issued at the request of the Borrower by PNC Bank, which existing letters of credit are identified on Schedule 1.1(C) attached hereto and made a part hereof.

Expiration Date means June 16, 2012.

Federal Funds Effective Rate for any day means the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate for any day means the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Agent (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

First Tier Foreign Subsidiary means, at any date of determination, each Foreign Subsidiary in which any one or more of the Borrower and/or any of its Domestic Subsidiaries owns more than 50%, in the aggregate, of the Voting Stock of such Foreign Subsidiary.

Foreign Lender means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Foreign Subsidiary means any Subsidiary of the Borrower which is not a Domestic Subsidiary.

GAAP means generally accepted accounting principles as are in effect in the United States from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.

Governmental Acts has the meaning assigned to that term in Section 2.10.8 [Indemnity].

Guarantor means each of the parties to this Agreement which is designated as a “Guarantor” on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof pursuant to Section 11.18 [Joinder of Guarantors].

Guarantor Joinder means a joinder by a Person as a Guarantor under this Agreement, the Guaranty Agreement and the other Loan Documents in the form of Exhibit 1.1(G)(1).

Guaranty of any Person means any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement means the Guaranty and Suretyship Agreement in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors to the Agent for the benefit of the Lenders.

Hedge means an interest rate or currency swap, collar, cap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Loan Parties or their Subsidiaries in the ordinary course of business and not for speculative purpose, in order to provide protection to, or minimize the impact upon, the Borrower, the Guarantor and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness or fluctuations in exchange rates, as the case may be.

Historical Statements has the meaning assigned to that term in Section 6.1.9(i) [Historical Statements].

Indebtedness means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of:  (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, whether for amounts drawn or available to be drawn thereunder, (iv) net reimbursement obligations (contingent or otherwise) under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business), or (vi) any Guaranty of Indebtedness for borrowed money.

Indemnified Taxes means Taxes other than Excluded Taxes.

Ineligible Security means any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

Insolvency Proceeding means, with respect to any Person, (i) a case, action or proceeding with respect to such Person (a) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (b) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Intercompany Indebtedness means, as of any date of determination, Indebtedness payable by the Borrower to any Consolidated Subsidiary or by any Consolidated Subsidiary to either the Borrower or any other Consolidated Subsidiary.  It is expressly agreed that Intercompany Indebtedness shall not include any Indebtedness payable by the Borrower or any Consolidated Subsidiary to any Excluded Subsidiary.

Interest Coverage Ratio means the ratio of the amounts under the following clauses (i) and (ii):  (i) Consolidated EBITDA (as the numerator) to (ii) Consolidated Interest Expense (as the denominator).  For purposes of calculating the Interest Coverage Ratio, Consolidated EBITDA and Consolidated Interest Expense shall be determined as of the end of each fiscal quarter of the Borrower for the four fiscal quarters then ended.

Interest Period means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the Euro-Rate Option.  Subject to the last sentence of this definition such period shall be one, two, three or six Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (a) the Borrowing Date if the Borrower is requesting new Loans, or (b) the date of renewal of or conversion to the Euro-Rate Option if the Borrower is renewing or converting to the Euro-Rate Option applicable to outstanding Loans.  Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interest Rate Option means any Euro-Rate Option or Base Rate Option.

Interim Statements has the meaning assigned to that term in Section 6.1.9(i) [Historical Statements].

Internal Revenue Code means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Investments means collectively all of the following with respect to any Person: (i) investments or contributions by any of the Loan Parties or their Subsidiaries directly or indirectly in or to the capital of or other payments to (except in connection with transactions for the sale of goods or services for fair value in the ordinary course of business) such Person, (ii) loans or advances by any of the Loan Parties or their Subsidiaries to such Person, (iii) guaranties by any Loan Party or any Subsidiary of any Loan Party directly or indirectly of the obligations of such Person, (iv) other credit enhancements of any Loan Party or any Subsidiary of any Loan Party to or for the benefit of such Person, or (v) if such Loan Party or any Subsidiary of any Loan Party is liable as a matter of law for the obligations of such Person, obligations, contingent or otherwise, of such Person. If the nature of an Investment is tangible property then the amount of such Investment shall be determined by valuing such property at fair value in accordance with the past practice of the Loan Parties and such fair values shall be satisfactory to the Agent, in its reasonable discretion.

IRH Provider has the meaning assigned to such term in Section 9.2.5.2 [Collateral Sharing].

Law means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement agreement with any Official Body.

Lender Joinder shall have the meaning assigned to such term in Section 11.11 [Successors and Assigns].

Lender-Provided Hedge means any Hedge which is provided by any Lender or Affiliate of a Lender and with respect to which the Agent confirms meets the following requirements: such Hedge (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) has been represented to Agent by Borrower as being  entered into for hedging (rather than speculative) purposes.  The liabilities of the Loan Parties to the provider of any Lender-Provided Hedge (the “Hedge Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty Agreement and otherwise treated as Obligations for purposes of each of the other Loan Documents.  The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents.

Lenders means the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

Letter of Credit has the meaning assigned to that term in Section 2.10.1 [Issuance of Letters of Credit].

Letter of Credit Borrowing has the meaning assigned to such term in Section 2.10.3.4.

Letter of Credit Fee has the meaning assigned to that term in Section 2.10.2 [Letter of Credit Fees].

Letters of Credit Outstanding means at any time the sum of (i) the aggregate undrawn face amount of outstanding Letters of Credit and (ii) the aggregate amount of all unpaid and outstanding Reimbursement Obligations and Letter of Credit Borrowings.

Leverage Ratio means the ratio of the amounts under the following clauses (i) and (ii):  (i) Total Debt (as the numerator) to (ii) Consolidated EBITDA (as the denominator).  For purposes of calculating the Leverage Ratio (and unless otherwise expressly stated in this Agreement), Total Debt shall be determined as of the end of each fiscal quarter of the Borrower and Consolidated EBITDA shall be determined as of the end of each fiscal quarter of the Borrower for the four fiscal quarters then ended.

Lien means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Loan Documents means this Agreement, the Agent’s Letter, the Guaranty Agreement, the Pledge Agreement, the Subsidiary Pledge Agreement, the Notes and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document means any of the Loan Documents.

Loan Parties means the Borrower and the Guarantors.

Loan Request means a request for a Revolving Credit Loan or a request to select, convert to or renew a Base Rate Option or Euro-Rate Option with respect to an outstanding Revolving Credit Loan in accordance with Section 2.5 [Revolving Credit Loan Requests, Swing Loan Requests] and Section 4.1 [Interest Rate Options].

Loans means collectively and Loan means separately all Revolving Credit Loans and Swing Loans, or any Revolving Credit Loan or Swing Loan.

Material Adverse Change means any set of circumstances or events which (i) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (ii) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or (as to Section 7.1.8 [Officer’s Certificate Regarding MACs; Solvency] only) prospects of the Loan Parties taken as a whole, (iii) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform its Indebtedness, or (iv) impairs materially or could reasonably be expected to impair materially the ability of the Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Material Adverse Effect means any set of circumstances or events which has a material adverse effect on (i) the business, properties, operations, assets, financial condition or results of operations of the Loan Parties taken as a whole, or (ii) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

Material Domestic Subsidiary means any Domestic Subsidiary of the Borrower that is also a Material Subsidiary.

Material First Tier Foreign Subsidiary means a First Tier Foreign Subsidiary that is also a Material Subsidiary.

Material Subsidiary means, as of any date of determination, any Domestic Subsidiary or any Foreign Subsidiary that, together with its Subsidiaries on a consolidated basis, (i) owns assets (excluding assets that pursuant to GAAP principles of consolidation would be eliminated from the consolidated balance sheet of the Borrower as of such date of determination) on such date of determination equal to at least ten percent (10%) of the total assets of the Borrower and its Subsidiaries on a consolidated basis on such date of determination or (ii) generated revenues (excluding revenues that pursuant to GAAP principles of consolidation would be eliminated from the consolidated income statement of the Borrower as of such date of determination) for the twelve month period ending on such date of determination equal to at least ten percent (10%) of the total revenues of the Borrower and its Subsidiaries on a consolidated basis for such period.

Month, with respect to an Interest Period under the Euro-Rate Option, means the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period.  If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Moody’s means Moody’s Investors Service, Inc. and its successors or assigns in the business of such company in the rating of securities.

Multiemployer Plan means any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

Multiple Employer Plan means a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

Non-Consenting Lender has the meaning assigned to such term in Section 11.1 [Modifications, Amendments or Waivers]

Notes means the Revolving Credit Notes and the Swing Loan Note.

Notices has the meaning assigned to that term in Section 11.6 [Notices; Lending Offices].

Obligation means any obligation or liability of any of the Loan Parties to the Agent or any of the Lenders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, the Agent’s Letter or any other Loan Document.  Obligations shall include the liabilities to any Lender under any Lender-Provided Hedge but shall not include the liabilities to other Persons under any other Hedge.

Official Body means any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

Optional Currency means any of the following currencies: British Pounds Sterling, Japanese Yen, Swiss Francs, the Euro and any other currency approved by Agent and all of the Lenders pursuant to Section 2.11.4 [Requests for Additional Optional Currencies].

Optional Currency Loan Processing Fees has the meaning assigned to such term in Section 10.12 [Agent’s Fee].

Original Currency has the meaning assigned to such term in Section 5.11.1 [Currency Conversion Procedures for Judgments].

Other Currency has the meaning assigned to such term in Section 5.11.1 [Currency Conversion Procedures for Judgments].

Overnight Rate means for any day with respect to any Loans in an Optional Currency, the rate of interest per annum as determined by the Agent at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the applicable offshore interbank market.

Order has the meaning given to such term in Section 2.10.9 [Liability for Acts and Omissions].

Other Taxes means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Participation Advance means, with respect to any Lender, such Lender’s payment in respect of its participation in a Letter of Credit Borrowing according to its Ratable Share pursuant to Section 2.10.4 [Repayment of Participation Advances].

PBGC means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Permitted Acquisitions  has the meaning assigned to such term in Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].

Permitted Investments means:

(i)                                     securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition,

(ii)                                  U.S. dollar denominated time and demand deposits and certificates of deposit of (a) any Lender, (b) any domestic commercial bank having capital and surplus in excess of $500,000,000.00 or (c) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition,

(iii)                               commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition,

(iv)                              repurchase agreements with a bank or trust company (including any of the Lenders) or securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations,

(v)                                 marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, rated A-1 (or the equivalent thereof) or better from S&P or rated P-1 (or the equivalent thereof) or better from Moody’s,

(vi)                              Euro time deposits having a maturity of less than one year purchased from any Lender directly (whether or not such deposit is with such Lender or any other Lender hereunder),

(vii)                           investments in portfolios comprised of securities rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and having a total average maturity not to exceed 24 months,

(viii)                        cash on hand and in bank accounts, and

(ix)                                investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (i) through (viii).

Permitted Liens means:

(i)                                     Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii)                                  Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii)                               Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv)                              Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations; or surety, appeal, indemnity, performance bonds, other similar bonds or obligations of a like nature required in the ordinary course of business;

(v)                                 Encumbrances consisting of rights-of-way, zoning restrictions, easements or other similar encumbrances, charges or restrictions on the use of real property or other minor defects or irregularities in title so long as all of the foregoing:  (a) are incurred in the ordinary course of business, (b) are not in the aggregate substantial in amount, (c) do not materially impair the use of such property or the value thereof, and (d) none of which is violated in any material respect by existing or proposed structures or land use;

(vi)                              Liens, security interests and mortgages in favor of the Agent for the benefit of the Banks securing the Obligations including liabilities under any Lender-Provided Hedge;

(vii)                           Any Lien existing on the date of this Agreement and described on Schedule 1.1(P), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(viii)                        Purchase Money Security Interests, provided that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests shall not exceed $50,000,000 (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P));

(ix)                                Any judgment Liens that would not otherwise constitute an Event of Default;

(x)                                   The Liens set forth in items (A) through (C) below of this clause (x) so long as such Liens are in accordance with the applicable requirements of such items set forth below and so long as (a) neither the aggregate outstanding principal amount of the Indebtedness secured thereby, nor (b) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds in the aggregate for the Borrower and its Subsidiaries the amount of Indebtedness permitted by Section 8.2.1(viii):

(A)                              Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (1) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (2) the Indebtedness secured thereby does not exceed the cost (excluding transaction costs) of acquiring, constructing or improving such fixed or capital assets and (3) such Liens shall not encumber any property or assets of the Borrower or any of its Subsidiaries other than the property financed by such Indebtedness;

(B)                                Any Lien existing on any assets or Person prior to the time, as part of a Permitted Acquisition, such assets are acquired by the Borrower or a Subsidiary of the Borrower or such Person is acquired and becomes a Subsidiary of the Borrower; provided that (1) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of the Borrower, as the case may be, (2) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary of the Borrower, and (3) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of the Borrower, as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof; and

(C)                                other Liens on assets of the Borrower or any of its Subsidiaries not otherwise specified in this definition of Permitted Liens;

(xii)                             Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained, in either case, in the ordinary course of business with a creditor depository institution;

(xiii)                          Any interest or title of a lessor or sublessor under any lease or sublease entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of its business and covering only the assets so leased or subleased; and leases or subleases granted to others, in the ordinary course of the Borrower’s or its Subsidiaries’ business, not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(xiv)                         Liens, in the ordinary course of the Borrower’s or its Subsidiaries’ business, in favor of customs and revenue authorities as a matter of law to secure payment of custom duties;

(xv)                            Liens securing the Cash Pooling Obligations so long as such Liens are on assets of Foreign Subsidiaries on deposit in accounts with financial institutions providing such Cash Pooling Obligations to such Foreign Subsidiaries;

(xvi)                         Liens incurred in the ordinary course of business of the Loan Parties and their Subsidiaries on assets of the Loan Parties and their Subsidiaries, which Liens secure surety, appeal, indemnity, performance or other similar bonds or obligations of a like nature required in the ordinary course of business of the Loan Parties and their Subsidiaries so long as the aggregate net book value of the assets of the Loan Parties and their Subsidiaries secured by all Liens permitted by this clause (xvi) does not exceed $20,000,000; and

(xvii)                      The following, (a) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (b) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Pledged Collateral or in the aggregate materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(A)                              Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(B)                                Claims, Liens or encumbrances upon, and defects of title to, personal property (other than the Pledged Collateral), including any attachment of personal property or other legal process prior to adjudication of a dispute on the merits; or

(C)                                Claims or Liens of mechanics, materialmen, warehousemen, carriers, landlords or other statutory nonconsensual Liens.

Person means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan means at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

Pledge Agreement means the Pledge Agreement in substantially the form of Exhibit 1.1(P) executed and delivered by the Borrower to the Agent.

Pledged Collateral means the shares of common stock and other property owned by certain of the Loan Parties in which security interests are to be granted under the Pledge Agreement or the Subsidiary Pledge Agreement.

PNC Bank means PNC Bank, National Association, its successors and assigns.

Potential Default means any event or condition which with notice or passage of time, or any combination of the foregoing, would constitute an Event of Default.

Principal Office means the main banking office of the Agent in Pittsburgh, Pennsylvania.

Prior Security Interest means a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code and under all other applicable Law in the Pledged Collateral which is subject only to Liens for taxes not yet due and payable to the extent such prospective tax payments are given priority by statute.

Prohibited Transaction means any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor provided, however, that a Prohibited Transaction shall not include any transaction exempt from Section 4975 of the Internal Revenue Code by reason of the applicability of Section 4975(d) thereof or any transaction exempt from Section 406 of ERISA by reason of the applicability of Section 408 thereof.

Property means all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.

Published Rate means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication selected by the Agent).

Purchase Money Security Interest means Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

Purchasing Lender means a Lender which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

Ratable Share means the proportion that a Lender’s Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitments) of all of the Lenders.

Regulated Substances means, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “pesticide,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” or “regulated substance” or any other material, substance or waste, regardless of its form or nature, which is regulated, controlled or governed by Environmental Laws due to its radioactive, ignitable, corrosive, reactive, explosive, toxic, carcinogenic or infectious properties or nature, or which otherwise  is regulated, controlled or governed by any applicable Environmental Law, including without limitation, petroleum and petroleum products (including crude oil and any fractions thereof), natural gas, synthetic gas and any mixtures thereof, asbestos, urea formaldehyde, polychlorinated biphenlys, mercury, radon and radioactive material.

Regulation U means Regulation U, T, or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

Reimbursement Obligation has the meaning assigned to such term in Section 2.10.3.2.

Related Parties means, with respect to any Person, such Person’s Subsidiaries and Affiliates, and the partners, directors, officers, employees, agents and advisors of such Person or any of such Person’s Subsidiaries and Affiliates.

Remedial Action means any investigation, identification, preliminary assessment, characterization, delineation, feasibility study, cleanup, corrective action, removal, remediation, risk assessment, fate and transport analysis, in-situ treatment, containment, operation and maintenance or management in-place, control, abatement or other response actions to Regulated Substances and any closure and post-closure measures associated therewith.

Reportable Event means a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan, unless notice to the PBGC has been waived under the following subsections of PBGC Regulation Subsection 4043: .23, .24 and .32.

Required Environmental Permits means all permits, licenses, bonds or other forms of financial assurances, consents, registrations, identification numbers, approvals or authorizations required under Environmental Laws to own, occupy or maintain the Property or which otherwise are required for the operations and business activities of the Borrower or Guarantors or for the performance of a Remedial Action.

Required Lenders means

(i)                                     if there are no Loans, Reimbursement Obligations or Letter of Credit Borrowings outstanding, Required Lenders shall mean Lenders (other than Defaulting Lenders) whose Commitments (excluding the Swing Loan Commitments) aggregate in excess of 50% of the Commitments (excluding Swing Loan Commitments) of all of the Lenders (other than Defaulting Lenders), or

(ii)                                  if there are Loans, Reimbursement Obligations or Letter of Credit Borrowings outstanding, Required Lenders means any group of Lenders (excluding Defaulting Lenders) if the sum of the Loans (excluding the Swing Loans) and Reimbursement Obligations (including, without limitation, Letter of Credit Borrowings) due to such Lenders (excluding Defaulting Lenders) then outstanding aggregates in excess of 50% of the total principal amount of all of the Loans (excluding the Swing Loans) and Reimbursement Obligations (including, without limitation, Letter of Credit Borrowings) due to all Lenders (excluding those of Defaulting Lenders) then outstanding.

Required Share has the meaning assigned to such term in Section 5.10 [Settlement Date Procedures].

Revolving Credit Commitment means, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” and thereafter on Schedule I to the most recent Assignment and Assumption Agreement, and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Loans means collectively and Revolving Credit Loan means separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 [Revolving Credit Commitments] or Section 2.10.3 [Disbursement and Reimbursement].

Revolving Credit Notes means collectively all the Revolving Credit Notes of the Borrower in the form of Exhibit 1.1(R) evidencing the Revolving Credit Loans to such Lender, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part and Revolving Credit Note means any of them separately.

Revolving Facility Usage means at any time the sum of the amount of Revolving Credit Loans then outstanding, the amount of Swing Loans then outstanding and the amount of Letters of Credit Outstanding.

Safety Complaints means any (i) written notice of non-compliance or violation, citation or order relating in any way to any Safety Law; (ii) civil, criminal, administrative or regulatory investigation, or judicial action, suit, claim or proceeding instituted by an Official Body relating in any way to any Safety Law; (iii) civil, criminal, administrative or regulatory or judicial action, suit, claim or proceeding instituted by any Official Body for civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Safety Laws; or (iv) subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Safety Laws.

Safety Laws means the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended, and any regulations promulgated thereunder or any equivalent or other foreign, territorial, provincial state or local Law, each as amended, and any regulations promulgated thereunder, pertaining or relating to the protection of employees from exposure to Regulated Substances or hazardous conditions in the workplace (but excluding workers compensation and wage and hour laws).

SEC means the Securities and Exchange Commission or any governmental agencies substituted therefore.

Section 20 Subsidiary means the Subsidiary of the bank holding company controlling any Lender, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

Settlement Date means the date selected from time to time by the Agent on which the Agent elects to effect settlement pursuant to Section 5.10 [Settlement Date Procedures].

Solvent means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Standard & Poor’s or S&P means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Standby Letter of Credit means a Letter of Credit issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties incurred in the ordinary course of business, but excluding any letter of credit under which the stated amount of such letter of credit increases automatically over time.

Subsidiary of any Person at any time means (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled by such Person or one or more of such Person’s Subsidiaries.  It is expressly agreed that, notwithstanding the foregoing definition of Subsidiary, the Loan Parties, upon written notice to the Agent and the Lenders, may elect that any Person in which any Loan Party or any Subsidiary of any Loan Party has made an Investment permitted by Section 8.2.4(v) shall not be treated as a Subsidiary for all purposes of the Loan Documents (including, without limitation, for purposes of the representations, warranties, covenants and defaults thereof) and in the event of such election, it is expressly agreed that the assets, liabilities, equity, net worth and results of operations of such Person subject to such election shall be excluded from the determination of the financial covenants set forth in Section 8.2.15 [Maximum Leverage Ratio] and Section 8.2.16 [Minimum Interest Coverage Ratio], any other financial covenant (pro-forma or otherwise) set forth in the Loan Documents and for purposes of determining the Applicable Margin.

Subsidiary Pledge Agreement means the Pledge Agreement in substantially the form of Exhibit 1.1(S)(1) executed and delivered by each Guarantor which owns Pledged Collateral, to the Agent.

Subsidiary Shares means all issued and outstanding capital stock, partnership interests, limited liability company member interests or other equity interests of each Material Domestic Subsidiary and of each Material First Tier Foreign Subsidiary.

Swing Loan Commitment has the meaning assigned to such term in Section 2.2.1 [Swing Loans].

Swing Loan Note means the Swing Loan Note of the Borrower in the form of Exhibit 1.1(S)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request has the meaning assigned to such term in Section 2.5.2 [Swing Loan Requests] hereof.

Swing Loans means collectively and Swing Loan means separately all Swing Loans or any Swing Loan made by PNC Bank to the Borrower pursuant to Section 2.2.1 [Swing Loans] hereof.

Taxes means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

Total Debt means, as of any date of determination, the amount under the following clause (i) less the amount under the following clause (ii):

(i)                                     as of the date of determination the aggregate amount for the Borrower and its Subsidiaries (determined without duplication) of Indebtedness, less

(ii)                                  the sum of (a) as of the date of determination the aggregate amount for the Borrower and its Subsidiaries (determined without duplication) of account deficits arising from Cash Pooling Obligations, which account deficits do not result in overdrafts, plus (b) as of the date of determination the aggregate amount for the Borrower and its Subsidiaries (determined without duplication) of Intercompany Indebtedness (it being expressly understood that any Indebtedness payable by the Borrower or any Consolidated Subsidiary to any Excluded Subsidiary shall not be included as Intercompany Indebtedness).

Transferor Lender means the selling Lender pursuant to an Assignment and Assumption Agreement.

Treasury Regulations means the regulations promulgated under the Internal Revenue Code of the U.S.

Uniform Commercial Code has the meaning assigned to that term in Section 6.1.26 [Security Interests].

U.S. means the United States of America.

USA Patriot Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Voting Stock of a corporation, limited liability company or partnership means, at any time, all classes of the capital stock, equivalent ownership interests or other voting securities of such Person then outstanding and ordinarily entitled to vote in the election of directors (or similar governing authority).

1.2                                Construction.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

1.2.1        Number; Inclusion.

references to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation”;

1.2.2        Determination.

references to “determination” of or by the Agent or the Lenders shall be deemed to include good-faith estimates by the Agent or the Lenders (in the case of quantitative determinations) and good-faith beliefs by the Agent or the Lenders (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

1.2.3        Agent’s Discretion and Consent.

whenever the Agent or the Lenders are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;

1.2.4        Documents Taken as a Whole.

the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

1.2.5        Headings.

the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

1.2.6        Implied References to this Agreement.

article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

1.2.7        Persons.

reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

1.2.8        Modifications to Documents.

reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

1.2.9        From, To and Through.

relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; and

1.2.10      Shall; Will.

references to “shall” and “will” are intended to have the same meaning.

1.3                                Accounting Principles.

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2 [Negative Covenants] shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Annual Statements referred to in Section 6.1.9(i) [Historical Statements].  In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 8.2 [Negative Covenants] based upon the Borrower’s regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time, provided, however, if (i) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto, or (ii) either the Agent or the Required Lenders shall so object in writing within 60 days after delivery of such financial statements (or after the Lenders have been informed of the changes in GAAP affecting such financial statements, if later), then for the period following such objection, unless otherwise agreed by the Borrower and the Required Lenders, such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

2.             REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1                                Revolving Credit Commitments.

2.1.1        Revolving Credit Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans in either Dollars or one or more Optional Currencies to the Borrower at any time or from time to time on or after the Closing Date to the Expiration Date, provided that (i) after giving effect to each such Loan the aggregate Dollar Equivalent amount of Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the Dollar Equivalent amount of Letters of Credit Outstanding and further minus such Lender’s Ratable Share of outstanding Swing Loans, and (ii) no Loan to which the Base Rate Option applies shall be made in an Optional Currency, and provided, further that the Dollar Equivalent Revolving Facility Usage at any time shall not exceed the Revolving Credit Commitments of all the Lenders.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

2.2                                Swing Loan Commitment.

2.2.1        Swing Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC Bank may, at its option, cancelable at any time for any reason whatsoever, make Swing Loans to the Borrower at any time or from time to time after the Closing Date to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of $10,000,000.00 (the “Swing Loan Commitment”), provided that the Dollar Equivalent Revolving Facility Usage at any time, shall not exceed the Revolving Credit Commitments of all the Lenders.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.2.1.

2.3                                Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.

Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share.  The aggregate Dollar Equivalent amount of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the Dollar Equivalent amount of Letters of Credit Outstanding, subject to Section 5.4.6 [Mandatory Prepayment Currency Fluctuations].  The obligations of each Lender hereunder are several and not joint.  The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder.  The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date except in accordance with Section 2.10.3.3 in the case of any Letter of Credit drawn on or after the Expiration Date.

2.4                                Commitment Fees.

Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Agent in Dollars for the account of each Lender, as consideration for such Lender’s Revolving Credit Commitment hereunder, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the average daily difference between the amount of (i) such Lender’s Revolving Credit Commitment as the same may be constituted from time to time (for purposes of this computation, PNC Bank’s Swing Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and (ii) the sum of such Lender’s Revolving Credit Loans outstanding plus its Ratable Share of Letters of Credit Outstanding, provided, however, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.   For the purpose of calculating the Commitment Fee as set forth in this Section 2.4, amounts of any Revolving Credit Loans outstanding and/or Letters of Credit Outstanding which are denominated in any Optional Currency shall be converted to the Dollar Equivalent.   Subject to the provisos in the directly preceding sentence all Commitment Fees shall be payable in arrears on the first day of each July, October, January and April after the date hereof and on the Expiration Date or upon acceleration of the Loans.

2.5                                Revolving Credit Loan Requests; Swing Loan Requests.

2.5.1        Revolving Credit Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Agent, not later than 11:00 a.m., Pittsburgh time, (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in Dollars to which the Euro-Rate Option applies or the date of conversion to or the renewal of the Euro-Rate Option for any such Loans and four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in an Optional Currency or the date of conversion to or renewal of the Euro Rate Option for Revolving Credit Loans in an Optional Currency; and (ii) one (1) Business Day prior to either the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed Loan Request therefore substantially in the form of Exhibit 2.5.1.  Each Loan Request shall be irrevocable and shall specify (a) the proposed Borrowing Date; (b) the aggregate amount of the proposed Loans (expressed in the currency in which such Loans shall be funded if such Loans shall be funded in an Optional Currency) comprising each Borrowing Tranche, the Dollar Equivalent amount of which shall be in integral multiples of $1,000,000.00 and not less than $5,000,000.00 for each Borrowing Tranche to which the Euro-Rate Option applies and in integral multiples of $100,000.00 and not less than the lesser of $500,000.00 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (c) whether the Euro-Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; (d) the currency in which such Loans shall be funded if the Borrower is electing the Euro Rate Option; and (e) in the case of a Borrowing Tranche to which the Euro-Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche.

2.5.2        Swing Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request PNC Bank to make Swing Loans by delivery to PNC Bank not later than 1:00 p.m. Pittsburgh time on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto (each, a “Swing Loan Request”).  Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be in integral multiples of $500,000.00 and not less than $1,000,000.00.

2.6                                Making Revolving Credit Loans and Swing Loans.

2.6.1        Making Revolving Credit Loans.

The Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests], notify the Lenders of its receipt of such Loan Request specifying:  (i) the proposed Borrowing Date and the time and method of disbursement of the Revolving Credit Loans requested thereby; (ii) the amount and type of each such Revolving Credit Loan and the applicable Interest Period (if any); and (iii) the apportionment among the Lenders of such Revolving Credit Loans as determined by the Agent in accordance with Section 2.3 [Nature of Lenders’ Obligations].  Each Lender shall remit the principal amount of each Revolving Credit Loan to the Agent such that the Agent is able to, and the Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Additional Loan], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., Pittsburgh time, on the applicable Borrowing Date, provided that if any Lender fails to remit such funds to the Agent in a timely manner, the Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 10.13 [Availability of Funds].

2.6.2                        Making Swing Loans.

So long as PNC Bank elects to make Swing Loans, PNC Bank shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2 [Swing Loan Requests], fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. Pittsburgh time on the Borrowing Date.

2.7                                Swing Loan Note.

The obligation of the Borrower to repay the unpaid principal amount of the Swing Loans made to it by PNC Bank together with interest thereon shall be evidenced by a demand promissory note of the Borrower dated the Closing Date in substantially the form attached hereto as Exhibit 1.1(S)(2) payable to the order of PNC Bank in a face amount equal to the Swing Loan Commitment.

2.8                                Use of Proceeds.

The proceeds of the Revolving Credit Loans shall be used to refinance existing Indebtedness and for general corporate purposes of the Borrower and in accordance with Section 8.1.10 [Use of Proceeds]; provided, however, that none of the Commitments or the Loans shall be used for currency speculation or similar purposes.

2.9                                Borrowings to Repay Swing Loans.

PNC Bank may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC Bank so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment.  Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision.  PNC Bank shall provide notice to the Lenders that such Revolving Credit Loans are to be made under this Section 2.9 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 [Revolving Credit Loan Requests] or Section 7 [Conditions of Lending and Issuance of Letters of Credit] are then satisfied) by the time PNC Bank so requests, which shall not be earlier than 3:00 p.m. Pittsburgh time on the Business Day next after the date the Lenders receive such notice from PNC Bank.

2.10                          Letter of Credit Subfacility.

2.10.1                  Issuance of Letters of Credit.

The Borrower may request the issuance of a letter of credit (each a “Letter of Credit”) on behalf of itself or another Loan Party by delivering or having such other Loan Party deliver to the Agent a completed application and agreement for letters of credit in such form as the Agent may specify from time to time by no later than 11:00 a.m., Pittsburgh time, at least three (3) Business Days, or such shorter period as may be agreed to by the Agent, in advance of the proposed date of issuance.  Each Letter of Credit shall be a Standby Letter of Credit (and may not be a Commercial Letter of Credit) and may be denominated in either Dollars or an Optional Currency. Subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.10, the Agent or any of the Agent’s Affiliates will issue a Letter of Credit provided that each Letter of Credit shall (i) have a maximum maturity of twelve (12) months from the date of issuance, (ii) in no event expire later than one hundred eighty (180) days after the Expiration Date, and (iii) in no event be amended to increase the amount thereof following the issuance thereof unless the conditions set forth in Section 7.2 [Each Additional Loan or Letter of Credit] have been satisfied as of the date of such amendment (treating such date the same as the date of issuance of a Letter of Credit) and provided further that in no event shall (a) the Dollar Equivalent amount of Letters of Credit Outstanding exceed, at any one time, $20,000,000.00 or (b) the Dollar Equivalent Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. It is expressly agreed that the Existing Letters of Credit shall be deemed to be a Letter of Credit for all purposes of this Agreement and each other Loan Document. Notwithstanding any other provision hereof, the Agent shall not be required to issue any Letter of Credit, if any Lender is at such time a Defaulting Lender hereunder, unless the Agent has entered into arrangements satisfactory to the Agent with the Borrower or such Defaulting Lender to eliminate the Agent’s risk with respect to such Defaulting Lender.

2.10.2                  Letter of Credit Fees.

The Borrower shall pay in Dollars (i) to the Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee per annum, and (ii) to the Agent for its own account a fronting fee equal to 1/8% per annum (computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average Dollar Equivalent amount of Letters of Credit Outstanding and shall be payable quarterly in arrears commencing with the first day of each January, April, July and October following issuance of each Letter of Credit and on the Expiration Date.  The Borrower shall also pay to the Agent in Dollars for the Agent’s sole account the Agent’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Agent may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.10.3                  Disbursements, Reimbursement.

2.10.3.1                                             Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.10.3.2                                             In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Agent will promptly notify the Borrower.  Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Agent shall sometimes be referred to as a “Reimbursement Obligation”) the Agent in Dollars prior to 12:00 noon, Pittsburgh time on each date that an amount is paid by the Agent under any Letter of Credit (each such date, an “Drawing Date”) in an amount equal to the Dollar Equivalent amount so paid by the Agent.  In the event the Borrower fails to reimburse the Agent for the full Dollar Equivalent amount of any drawing under any Letter of Credit by 12:00 noon, Pittsburgh time, on the Drawing Date, the Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders in Dollars under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Additional Loan] other than any notice requirements.  Any notice given by the Agent pursuant to this Section 2.10.3.2 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.10.3.3                                             Each Lender shall, upon any notice pursuant to Section 2.10.3.2, make available to the Agent an amount in Dollars in immediately available funds equal to its Ratable Share of the Dollar Equivalent amount of the drawing minus, in the event of any drawing after the Expiration Date, any amount applied by the Agent against such drawing from amounts deposited to Cash Collateralize such Obligations pursuant to Section 2.10.10 [Cash Collateral] (whether or not the conditions set forth in Section 7.2 [Each Additional Loan] have been satisfied), whereupon the participating Lenders shall (subject to Section 2.10.3.4) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount.  If any Lender so notified fails to make available in Dollars to the Agent for the account of the Agent the amount of such Lender’s Ratable Share of such Dollar Equivalent amount by no later than 2:00 p.m., Pittsburgh time on the Drawing Date, then interest shall accrue, and shall be payable by such Lender on demand, on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date, and (ii) at a rate per annum equal to the rate applicable to Loans under the Base Rate Option on and after the fourth day following the Drawing Date.  The Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.10.3.3.

2.10.3.4                                             With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.10.3.2, because of the Borrower’s failure to satisfy the conditions set forth in Section 7.2 [Each Additional Loan] other than any notice requirements or for any other reason, the Borrower shall be deemed to have incurred from the Agent a borrowing (each a “Letter of Credit Borrowing”) in Dollars in the Dollar Equivalent amount of such drawing.  Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option.  Each Lender’s payment to the Agent pursuant to Section 2.10.3.3 shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its participation obligation under this Section 2.10.3.

2.10.4                  Repayment of Participation Advances.

2.10.4.5                                             Upon (and only upon) receipt by the Agent for its account of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Agent, or (ii) in payment of interest on such a payment made by the Agent under such a Letter of Credit, the Agent will pay to each Lender, in the same funds as those received by the Agent, the amount of such Lender’s Ratable Share of such funds, except the Agent shall retain the amount of the Ratable Share of such funds of any Lender that (a) did not make a Participation Advance in respect of such payment by Agent, or (b) is a Defaulting Lender in such latter case, up to the amount by which such Defaulting Lender has defaulted.

2.10.4.6                                             If the Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding or otherwise, any portion of the payments made by any Loan Party to the Agent pursuant to Section 2.10.4.5 in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Agent, forthwith return to the Agent the amount of its Ratable Share of any amounts so returned by the Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

2.10.5                  Documentation.

Each Loan Party agrees to be bound by the terms of the Agent’s application and agreement for letters of credit and the Agent’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own.  In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, the Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.10.6                  Determinations to Honor Drawing Requests.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.10.7                  Nature of Participation and Reimbursement Obligations.

Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.10.3 [Disbursements, Reimbursements], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.10 under all circumstances, including the following circumstances:

(i)                                     any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent or any of its Affiliates, the Borrower or any other Person for any reason whatsoever;

(ii)                                  the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Section 2.1 [Revolving Credit Commitments], Section 2.5 [Revolving Credit Loan Requests], Section 2.5.2 [Making Revolving Credit Loans] or Section 7.2 [Each Additional Loan] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.10.3 [Disbursements, Reimbursements].

(iii)                               any lack of validity or enforceability of any Letter of Credit;

(iv)                              any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary, any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Agent or its Affiliates or any Lender or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v)                                 the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if the Agent or any of the Agent’s Affiliates has been notified thereof;

(vi)                              payment by the Agent or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)                           the solvency of, or any acts of omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)                        any failure by the Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Agent has received written notice from such Loan Party of such failure within three (3) Business Days after the Agent shall have furnished such Loan Party a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)                                any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x)                                   any breach of this Agreement or any other Loan Document by any party thereto;

(xi)                                the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii)                             the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii)                          the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv)                         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.10.8                  Indemnity.

In addition to amounts payable as provided in Section 10.8 [Reimbursement and Indemnification of Agent by Borrower], the Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent and any of Agent’s Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent or any of Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (i) the gross negligence, bad faith, or willful misconduct of the Agent as determined by a final judgment of a court of competent jurisdiction or (ii) the wrongful dishonor by the Agent or any of Agent’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Governmental Acts”).

2.10.9                  Liability for Acts and Omissions.

As between any Loan Party and the Agent, or the Agent’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, the Agent shall not be responsible for any of the following including any losses or damages to any Loan Party or other Person or property relating therefrom:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Agent or the Agent’s Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent or the Agent’s Affiliates, as applicable, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Agent’s or the Agent’s Affiliates rights or powers hereunder.  Nothing in the preceding sentence shall relieve the Agent from liability for the Agent’s bad faith, gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence, as determined by a final non-appealable judgment of a court of competent jurisdiction.  In no event shall the Agent or the Agent’s Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Agent and each of its Affiliates (a) may rely on any oral or other communication believed in good faith by the Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (b) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (c) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Agent or its Affiliate; (d) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (e) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (f) may settle or adjust any claim or demand made on the Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject to such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Agent or the Agent’s Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Agent or the Agent’s Affiliates under any resulting liability to the Borrower or any Lender.

2.10.10            Cash Collateral.

Upon the request of the Agent, if, on the Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, the Borrower shall immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations. The Borrower hereby grants to the Agent, for the benefit of the Agent and the Lenders, a security interest in all cash collateral pledged pursuant to this Section or otherwise under this Agreement.

2.11                          Utilization of Commitments in Optional Currencies.

2.11.1                  Periodic Computations of Dollar Equivalent Amounts of Loans and Letters of Credit Outstanding.

The Agent will determine the Dollar Equivalent amount of (i) proposed Revolving Credit Loans or Letters of Credit to be denominated in an Optional Currency as of the requested Borrowing Date or date of issuance, as the case may be, and (ii) outstanding Revolving Credit Loans denominated in an Optional Currency as of the end of each Interest Period (each such date under clauses (i) and (ii), a “Computation Date”).

2.11.2                  Notices From Lenders That Optional Currencies Are Unavailable to Fund New Loans.

The Lenders shall be under no obligation to make the Revolving Credit Loans requested by the Borrower which are denominated in an Optional Currency if any Lender notifies the Agent by 5:00 p.m. (Pittsburgh time) four (4) Business Days prior to the Borrowing Date for such Revolving Credit Loans that such Lender cannot provide its share of such Revolving Credit Loans in such Optional Currency due to the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Official Body charged with the administration or interpretation thereof, or compliance by such Lender (or any of its lending offices) with any request or directive (whether or not having the force of Law)

of any such Official Body which would make it unlawful or impossible for such Lender (or any of its lending offices) to honor its obligations to make a Loan in an Optional Currency.  In the event the Agent timely receives a notice from a Lender pursuant to the preceding sentence, the Agent will notify the Borrower no later than 12:00 noon (Pittsburgh time) three (3) Business Days prior to the Borrowing Date for such Revolving Credit Loans that the Optional Currency is not then available for such Revolving Credit Loans, and the Agent shall promptly thereafter notify the Lenders of the same.  If the Borrower receives a notice described in the preceding sentence, the Borrower may, by notice to the Agent not later than 5:00 p.m. (Pittsburgh time) three (3) Business Days prior to the Borrowing Date for such Revolving Credit Loans, withdraw the Loan Request for such Revolving Credit Loans.  If the Borrower withdraws such Loan Request, the Agent will promptly notify each Lender of the same and the Lenders shall not make such Revolving Credit Loans.  If the Borrower does not withdraw such Loan Request before such time, (i) the Borrower shall be deemed to have requested that the Revolving Credit Loans referred to in its Loan Request shall be made in Dollars in an amount equal to the Dollar Equivalent amount of such Revolving Credit Loans and shall bear interest under the Base Rate Option, and (ii) the Agent shall promptly deliver a notice to each Lender stating: (a) that such Revolving Credit Loans shall be made in Dollars and shall bear interest under the Base Rate Option, (b) the aggregate amount of such Revolving Credit Loans, and (c) such Lender’s Ratable Share of such Revolving Credit Loans.

2.11.3                Notices From Lenders That Optional Currencies Are Unavailable to Fund Renewals of the Euro-Rate Option.

If the Borrower delivers a Loan Request requesting that the Lenders renew the Euro-Rate Option with respect to an outstanding Borrowing Tranche of Revolving Credit Loans denominated in an Optional Currency, the Lenders shall be under no obligation to renew such Euro-Rate Option if any Lender delivers to the Agent a notice by 5:00 p.m. (Pittsburgh time) four (4) Business Days prior to effective date of such renewal that such Lender cannot continue to provide Revolving Credit Loans in such Optional Currency due to the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Official Body charged with the administration or interpretation thereof, or compliance by such Lender (or any of its lending offices with) any request or directive (whether or not having the force of Law) of any such Official Body which would make it unlawful or impossible for such Lender (or any of its lending offices) to honor its obligations to make a Loan in an Optional Currency.  In the event the Agent timely receives a notice from a Lender pursuant to the preceding sentence, the Agent will notify the Borrower no later than 12:00 noon (Pittsburgh time) three (3) Business Days prior to the renewal date that the renewal of such Revolving Credit Loans in such Optional Currency is not then available, and the Agent shall promptly thereafter notify the Lenders of the same.  If the Agent shall have so notified the Borrower that any such continuation of Optional Currency Loans is not then available, any notice of renewal with respect thereto shall be deemed withdrawn, and such Optional Currency Loans shall be redenominated into Loans in Dollars subject to the Base Rate Option with effect from the last day of the Interest Period with respect to any such Optional Currency Loans.  The Agent will promptly notify the Borrower and the Lenders of any such redenomination, and in such notice, the Agent will state the aggregate Dollar Equivalent amount of the redenominated

Optional Currency Loans as of the Computation Date with respect thereto and such Lender’s Ratable Share thereof.

2.11.4                  European Monetary Union.

2.11.4.1                                          Payments In Euros Under Certain Circumstances.

If, as a result of the implementation of the European monetary union, (i) any Optional Currency ceases to be lawful currency of the nation issuing the same and is replaced by a European common currency (the “Euro”) or (ii) any Optional Currency and the Euro are at the same time recognized by any governmental authority of the nation issuing such currency as lawful currency of such nation and the Agent or the Required Lenders shall so request in a notice delivered to the Borrower, then any amount payable hereunder by any part hereto in such Optional Currency shall instead by payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Optional Currency to the Euro at the exchange rate recognized by the European Central Lender for the purpose of implementing the European monetary union (and the provisions governing payments in Optional Currencies in this Agreement shall apply to such payment in the Euro as if such payment in the Euro were a payment in an Optional Currency).  Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable hereunder in any Optional Currency will continue to be payable only in that currency, except as otherwise provided herein.

2.11.4.2                                          Additional Compensation Under Certain Circumstances.

The Borrower agrees, at the request of any Lender to compensate such Lender for any loss, cost, expense or reduction in return that such Lender shall reasonably determine shall be incurred or sustained by such Lender as a result of the implementation of European monetary union and that would not have been incurred or sustained but for the transactions provided for herein.  A certificate of any Lender setting forth such Lender’s determination of the amount or amounts necessary to compensate such Lender shall be delivered to the Borrower and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

2.11.5                  Requests for Additional Optional Currencies.

The Borrower may deliver to the Agent a written request that Revolving Credit Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of “Optional Currency” herein provided that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Lenders in the applicable interbank market.  The Agent will promptly notify the Lenders of any such request promptly after the Agent receives such request.  The Agent and each Lender may grant or accept such request in their sole discretion.  The Agent will promptly notify the Borrower of the acceptance or rejection by the Agent and each of the Lenders of the Borrower’s request.  The requested currency shall be approved as an Optional Currency hereunder only if the Agent and all of the Lenders approve of the Borrower’s request.

2.12                          Currency Repayments.

Notwithstanding anything contained herein to the contrary, the entire amount of principal of and interest on any Loan made in an Optional Currency shall be repaid in the same Optional Currency in which such Loan was made, provided, however, that if it is impossible or illegal for the Borrower to effect payment of a Loan in the Optional Currency in which such Loan was made, or if the Borrower defaults in its obligations to do so, the Required Lenders may at their option permit such payment to be made (i) at and to a different location, subsidiary, affiliate or correspondent of Agent, or (ii) in the Equivalent Amount of Dollars or (iii) in an Equivalent Amount of such other currency (freely convertible into Dollars) as the Required Lenders may solely at their option designate.  Upon any events described in (i) through (iii) of the preceding sentence, the Borrower shall make such payment and Borrower agrees to hold each Lender harmless from and against any loss incurred by any Lender arising from the cost to such Lender of any premium, any costs of exchange, the cost of hedging and covering the Optional Currency in which such Loan was originally made, and from any change in the value of Dollars, or such other currency, in relation to the Optional Currency that was due and owing.  Such loss shall be calculated for the period commencing with the first day of the Interest Period for such Loan and continuing through the date of payment thereof.  Without prejudice to the survival of any other agreement of Borrower hereunder, Borrower’s obligations under this Section 2.12 shall survive termination of this Agreement.

2.13                          Optional Currency Amounts.

Notwithstanding anything contained herein to the contrary, the Agent may, with respect to notices by the Borrower for Loans in an Optional Currency or voluntary prepayments of less than the full amount of an Optional Currency Borrowing Tranche, engage in reasonable rounding of the Optional Currency amounts requested to be loaned or repaid; and, in such event, the Agent shall promptly notify the Borrower and the Lenders of such rounded amounts and the Borrower’s request or notice shall thereby be deemed to reflect such rounded amounts.

2.14                          Right to Increase Revolving Credit Commitments.

Provided that there is no Event of Default or Potential Default, if the Borrower wishes to increase the Revolving Credit Commitments, the Borrower shall notify the Agent thereof, provided that any such increase shall be in a minimum of $10,000,000.00 and the aggregate of all such increases in the Revolving Credit Commitments shall not exceed $50,000,000.00 from and after the Closing Date.  Each Lender shall have the right at any time within fifteen (15) Business Days following such notice to increase its respective Revolving Credit Commitment so as to provide such added commitment pro rata in accordance with such Lender’s Ratable Share, and any portion of such requested increase that is not provided by any Lender shall: (i) first be available to the other Lenders pro rata in accordance with their Ratable Share, (ii) next be available to the other Lenders in such a manner as the Borrower, the Agent and those Lenders shall agree, and (iii) thereafter, to the extent not provided by the Lenders, to any additional lender proposed by the Borrower, which is approved by the Agent (which approval shall not be unreasonably withheld) and that becomes a party to this Agreement pursuant to Section 11.11 [Successors and Assigns]. In the event of any such increase in the aggregate Revolving Credit Commitments effected pursuant to the terms of this Section 2.14, new Revolving Credit Notes shall, to the extent necessary, be executed and delivered by the Borrower in exchange for the surrender of the existing Revolving Credit Notes and the Agent shall amend Schedule 1.1(B) to reflect any additional Lender(s) and any change in Lenders’ Ratable Shares.

3.             [Intentionally Omitted.]

4.             INTEREST RATES

4.1                                Interest Rate Options.

The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Revolving Credit Loans as selected by it from the Base Rate Option or Euro-Rate Option set forth below applicable to the Revolving Credit Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Revolving Credit Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Revolving Credit Loans comprising any Borrowing Tranche, provided that there shall not be at any one time outstanding more than six (6) Borrowing Tranches in the aggregate among all of the Revolving Credit Loans, and provided further that Swing Loans shall bear interest at such rate, based upon the Base Rate, determined from time to time by PNC Bank.  If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. Interest on the principal amount of each Loan made in an Optional Currency as provided in Section 2.11.4, shall be paid by the Borrower in such Optional Currency.

4.1.1                        Revolving Credit Interest Rate Options.

The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans (subject to the provisions above regarding Swing Loans), except that no Loan to which a Base Rate shall apply may be made in an Optional Currency:

(i)                                     Revolving Credit Base Rate Option:  A fluctuating rate per annum (computed on the basis of a year of 360 days, and actual days elapsed, provided that, for Loans made in an Optional Currency for which a 365 day basis is the only market practice available to the Agent, such rate shall be calculated on the basis of a year of 365 days, for the actual days) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate or Applicable Margin; or

(ii)                                  Revolving Credit Euro-Rate Option:  A rate per annum (computed on the basis of a year of 360 days and actual days elapsed, provided that, for Loans made in an Optional Currency for which a 365 day basis is the only market practice available to the Agent, such rate shall be calculated on the basis of a year of 365 days, for the actual days) equal to the Euro-Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in Applicable Margin.

4.1.2                        Rate Quotations.

The Borrower may call the Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the interest rates and the applicable currency exchange rates then in effect, but it is acknowledged that such projection shall not be binding on the Agent or the Lenders nor affect the rate of interest or the calculation of Equivalent Amounts which thereafter are actually in effect when the election is made.

4.2                                 Interest Periods.

At any time when the Borrower shall select, convert to or renew a Euro-Rate Option, the Borrower shall notify the Agent thereof by delivering a Loan Request no later than 11:00 a.m. (Pittsburgh time) at least (i) four (4) Business Days prior to the effective date of such Interest Rate Option, with respect to an Optional Currency Loan, and (ii) three (3) Business Days prior to the effective date of such Interest Rate Option with respect to a Dollar Loan. The notice shall specify an Interest Period during which such Interest Rate Option shall apply.  Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Euro-Rate Option:

4.2.1                        Amount of Borrowing Tranche.

The Dollar Equivalent amount of each Borrowing Tranche of Euro-Rate Loans shall be in integral multiples of $1,000,000.00 and not less than $5,000,000.00; and

4.2.2                        Renewals.

In the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3                                 Interest After Default.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:

4.3.1                        Letter of Credit Fees, Interest Rate.

the Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.10.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum; and

4.3.2                        Other Obligations.

each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Interest Rate Option plus an additional two percent (2%) per annum from the time such Obligation becomes due and payable and until it is paid in full.

4.3.3                        Acknowledgment.

The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Agent.

4.4                                 Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

4.4.1                        Unascertainable.

If on any date on which a Euro-Rate would otherwise be determined, the Agent shall have determined that:

(i)                                     adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

(ii)                                  a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the Euro-Rate, the Agent shall have the rights specified in Section 4.4.3 [Agent’s and Lender’s Rights].

4.4.2                        Illegality; Increased Costs; Deposits Not Available.

If at any time any Lender shall have determined that:

(i)                                     the making, maintenance or funding of any Loan to which a Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with the adoption of any change in any Law or any interpretation or application thereof occurring after the Closing Date by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii)                                  such Euro-Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii)                               after making all reasonable efforts, deposits of the relevant amount in Dollars or in the Optional Currency (as applicable) for the relevant Interest Period for a Loan, or to banks generally, to which a Euro-Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market,

then the Agent shall have the rights specified in Section 4.4.3 [Agent’s and Lender’s Rights].

4.4.3                        Agent’s and Lender’s Rights.

In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a Euro-Rate Option or select an Optional Currency (as applicable) shall be suspended until the Agent shall have later notified the Borrower, or such Lender shall have later notified the Agent, of the Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.  If at any time the Agent makes a determination under Section 4.4.1 [Unascertainable] and the Borrower has previously notified the Agent of its selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for the selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans.  If any Lender notifies the Agent of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.7 [Indemnity], as to any Loan of the Lender to which a Euro-Rate Option applies, on the date specified in such notice either, as applicable, (a) convert such Loan to the Base Rate Option otherwise available with respect to such Loan, or select a different Optional Currency or Dollars, or (b) prepay such Loan in accordance with Section 5.4 [Voluntary Prepayments].  Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

4.5                                 Selection of Interest Rate Options.

If the Borrower fails to select a new Interest Period or Optional Currency to apply to any Borrowing Tranche of Loans under the Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option or to a Dollar Loan, as applicable, commencing upon the last day of the existing Interest Period.

5.                                       PAYMENTS

5.1                                 Payments.

All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Agent’s Fee, Optional Currency Loan Processing Fees or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m., Pittsburgh time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefore shall immediately accrue.  Such payments shall be made to the Agent at the Principal Office for the account of PNC Bank with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans, in U.S. Dollars except that payment of principal or interest shall be made in the currency in which such Loan was made, and in immediately available funds, and the Agent shall promptly distribute such amounts to the Lenders in immediately available funds, provided that in the event payments are received by 11:00 a.m., Pittsburgh time, by the Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Agent, the Agent shall pay the Lenders the Federal Funds Effective Rate in the case of Loans or other amounts due in Dollars, or the Overnight Rate in the case of Loans or other amounts due in an Optional Currency, with respect to the amount of such payments for each day held by the Agent and not distributed to the Lenders.  The Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement (including the Equivalent Amounts of the applicable currencies where such computations are required) and shall be deemed an “account stated.”

5.2                                 Pro Rata Treatment of Lenders.

Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option applicable to Revolving Credit Loans and each payment or prepayment by the Borrower with respect to principal or interest on the Revolving Credit Loans or Commitment Fees, Letter of Credit Fees, or other fees (except for the Agent’s Fee, the Optional Currency Loan Processing Fee or other fees payable solely for the Agent’s account) or amounts due from the Borrower hereunder to the Lenders with respect to the Revolving Credit Loans, shall (except as otherwise provided with respect to a Delinquent Lender and except as provided in Section 4.4.3 [Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [Euro-Rate Unascertainable; Etc.], Section 5.4.2 [Replacement of a Lender] or Section 5.5 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Revolving Credit Loans outstanding from each Lender and, if no such Loans are then outstanding, in proportion to the Ratable Share of each Lender.  Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC Bank for its own account according to Section 2 [Revolving Credit and Swing Loan Facility] except for such Swing Loan borrowings that have been converted to Revolving Credit Loans in accordance with Section 2.9 [Borrowings to Repay Swing Loans].

5.3                                 Interest Payment Dates.

Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on the first day of each January, April, July and October after the date hereof and on the Expiration Date or upon acceleration of the Loans.  Interest on Loans to which the Euro-Rate Option applies shall be due and payable in the currency in which such Loan was made on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 5.4.6 [Mandatory Prepayment Currency Fluctuation] shall be made in the currency in which such Loan was made and shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable in the currency in which such Loan was made on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

5.4                                 Voluntary Prepayments, Mandatory Prepayments.

5.4.1                        Right to Prepay.

The Borrower shall have the right at its option from time to time to prepay the Revolving Credit Loans in whole or part without premium or penalty (except as provided in Section 5.4.2 [Replacement of a Lender] or in Section 5.5 [Additional Compensation in Certain Circumstances]) in the currency in which such Loan was made:

(i)                                     at any time with respect to any Revolving Credit Loan to which the Base Rate Option applies,

(ii)                                  on the last day of the applicable Interest Period with respect to Revolving Credit Loans to which a Euro-Rate Option applies,

(iii)                               on the date specified in a notice by any Lender pursuant to Section 4.4 [Euro-Rate Unascertainable, Etc.] with respect to any Revolving Credit Loan to which a Euro-Rate Option applies.

Whenever the Borrower desires to prepay any part of the Revolving Credit Loans, it shall provide a prepayment notice to the Agent by 1:00 p.m. (at least three (3) Business Days prior to the date of prepayment of the Revolving Credit Loans made in Dollars to which the Euro-Rate Option applies, four (4) Business Days prior to the date of prepayment of the Revolving Credit Loans made in an Optional Currency and at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans to which the Base Rate Option applies) or no later than 1:00 p.m., Pittsburgh time, on the date of prepayment of Swing Loans, setting forth the following information:

(a)                                  the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(b)                                 a statement indicating the application of the prepayment between the Swing Loans and Revolving Credit Loans; and

(c)                                  the total principal amount and currency of such prepayment, the Dollar Equivalent amount of which shall not be less than $1,000,000.00 for any Swing Loan (or integral multiples of $500,000.00 thereabove) or not less than $5,000,000.00 (or integral multiples of $1,000,000.00 thereabove) for any Revolving Credit Loan subject to the Euro-Rate Option, or not less than $500,000.00 (or integral multiples of $100,000.00 thereabove) for any Revolving Credit Loan subject to the Base Rate Option.

All prepayment notices shall be irrevocable.  The principal amount of the Revolving Credit Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Revolving Credit Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made in the currency in which such Loan was made.  Except as provided in Section 4.4.3 [Agent’s and Lender’s rights], if the Borrower prepays a Revolving Credit Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (A) first to Revolving Credit Loans to which the Base Rate Option applies, then to Dollar Revolving Credit Loans to which the Euro-Rate Option applies, and then to Optional Currency Loans. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.7 [Indemnity].

5.4.2                        Replacement of a Lender.

In the event any Lender (i) gives notice under Section 4.4 [Euro-Rate Unascertainable, Etc.], (ii) requests compensation under Section 5.5.1 [Increased Costs Generally] or under Section 5.5.2 [Capital Requirements], or requires the Borrower to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.7 [Taxes], (iii) is a Defaulting Lender, or (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 11.1 [Modifications, Amendments or Waivers], then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.11 [Successors and Assigns], all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)                                     the Borrower shall have paid to the Agent the assignment fee specified in Section 11.11 [Successors and Assigns];

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.7 [Indemnity] from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), including, without limitation, under Section 5.5.1 [Increased Costs Generally], Section 5.5.2 [Capital Requirements] and Section 5.6 [Taxes];

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 5.5.1 [Increased Costs Generally] or Section 5.5.2 [Capital Requirements] or payments required to be made pursuant to Section 5.6 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)                              such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

5.4.3                        Change of Lending Office.

Each Lender agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Section 4.4.2 [Illegality, Etc.] or Section 5.5.1 [Increased Costs, Etc.] with respect to such Lender, it will if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Lending Office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 5.4.3 shall affect or postpone any of the Obligations of the Borrower or any other Loan Party or the rights of the Agent or any Lender provided in this Agreement.

5.4.4                        Voluntary Reduction of Revolving Credit Commitments.

The Borrower shall have the right, upon not less than three (3) Business Days’ written irrevocable notice to the Agent provided no later than 11:00 a.m. on the date such notice is provided, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments, which notice shall specify the date and amount of any such reduction and otherwise be substantially in the form of Exhibit 5.4.4 (a “Commitment Reduction Notice”).  Any such reduction shall be in a minimum amount equal to $5,000,000.00 or in integral multiples of $1,000,000.00 thereabove, provided, that the Revolving Credit Commitments may not be reduced below the aggregate principal amount of all Dollar Equivalent Revolving Facility Usage.  Each reduction of Revolving Credit Commitments shall ratably reduce the Revolving Credit Commitments of the Lenders.

5.4.5                        Application Among Interest Rate Options.

All prepayments pursuant to this Section 5.4 shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Loans subject to a Euro-Rate Option and then to Optional Currency Loans. In accordance with Section 5.7 [Indemnity], the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Euro-Rate Option on any day other than the last day of the applicable Interest Period.

5.4.6                        Mandatory Prepayment - Currency Fluctuations.

If on any Computation Date the Dollar Equivalent Revolving Facility Usage is equal to or greater than 100% of the Commitments as a result of a change in exchange rates between one (1) or more Optional Currencies and Dollars, then the Agent shall notify the Borrower of the same.  The Borrower shall pay or prepay the Loans (subject to Borrower’s indemnity obligations under Section 5.4 [Voluntary Prepayments, Mandatory Prepayments] and Section 5.5 [Additional Compensation in Certain Circumstances]) within one (1) Business Day after receiving such notice such that the Dollar Equivalent Revolving Facility Usage shall not exceed the aggregate Commitments after giving effect to such payments or prepayments.

5.4.7                        Expiration Date.

Unless sooner paid in full in connection with the termination of the Commitments, the Borrower shall pay all outstanding Obligations hereunder, including without limitation, principal, interest and fees in Dollars in immediately available funds on the Expiration Date except in the case of any Letter of Credit Borrowing with respect to any such Letter of Credit drawn on or after the Expiration Date which such Letter of Credit Borrowing shall be due on demand in accordance with Section 2.10.3.4.

5.5                                 Additional Compensation in Certain Circumstances.

5.5.1                        Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Euro-Rate) or the Agent;

(ii)                                  subject any Lender or the Agent to any tax of any kind whatsoever with respect or this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan under the Euro-Rate Option made by it, or change the basis of taxation of payments to such Lender or the Agent in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.6 [Taxes] and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Agent); or

(iii)                               impose on any Lender, the Agent or the London interbank market any other condition, cost or expense affecting this Agreement or Loan under the Euro-Rate Option made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan under the Euro-Rate Option (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Agent of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Agent hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Agent, which is provided to the Borrower with the certificate referred to in Section 5.5.3 [Certificates for Reimbursement, etc.] the Borrower will pay to such Lender or the Agent, as the case may be, in accordance with Section 5.5.3 [Certificates for Reimbursement, etc.] and Section 5.5.4 [Delay in Requests] such additional amount or amounts as will compensate such Lender or the Agent, as the case may be, for such additional costs incurred or reduction suffered.

5.5.2                        Capital Requirements.

If any Lender or the Agent determines that any Change in Law affecting such Lender or the Agent or any lending office of such Lender or such Lender’s or the Agent’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Agent’s capital or on the capital of such Lender’s or the Agent’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Agent, to a level below that which such Lender or the Agent or such Lender’s or the Agent’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Agent’s policies and  the policies of such Lender’s or the Agent’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Agent, as the case may be, in accordance with the terms of Section 5.5.3 [Certificates for Reimbursement, etc.] and Section 5.5.4 [Delay in Requests] such additional amount or amounts as will compensate such Lender or the Agent or such Lender’s or the Agent’s holding company for any such reduction suffered.

5.5.3                        Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.

A certificate of a Lender or the Agent setting forth the amount or amounts necessary to compensate such Lender or the Agent or its holding company, as the case may be, as specified in Section 5.5.1 [Increased Costs Generally], Section 5.5.2 [Capital Requirements] or Section 5.5.5 [Additional Costs with Respect to Loans in Optional Currencies] and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Agent, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof, subject to the provisions of Section 5.5.5 [Additional Costs with Respect to Loans in Optional Currencies].

5.5.4                        Delay in Requests.

Failure or delay on the part of any Lender or the Agent to demand compensation pursuant to this Section 5.5 shall not constitute a waiver of such Lender’s or the Agent’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Agent  pursuant to this Section 5.5 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Agent, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Agent’s intention to claim compensation therefore (except that, if Change in Law giving rise to such increased costs or reductions in retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.5.5                        Additional Costs with Respect to Loans in Optional Currencies.

In the event any Lender incurs costs in complying with minimum reserve requirements of any Official Body with respect to making or maintaining any Loans in an Optional Currency, then upon written request of such Lender to the Borrower (with copy to the Agent) which is accompanied by the certificate referred in Section 5.5.3 [Certificates for Reimbursement, etc.], the Borrower will pay to the Agent for such Lender in accordance with Section 5.5.3 [Certificate for Reimbursement, etc.] such additional amount or amounts as will compensate such Lender for such additional costs incurred. At such Lender’s option, stated in its written request, such reimbursement may be calculated as an additional per annum rate to the interest rate applicable to any Loan in an Optional Currency for which such costs are incurred, and payable by the Borrower with each interest payment on such Loan.

5.6                                 Taxes.

5.6.1                        Payments Free of Taxes.

Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Documents shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.6) the Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii)  the Borrower shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.

5.6.2                        Payment of Other Taxes by the Borrower.

Without limiting the provisions of Section 5.6.1 [Payments Free of Taxes] above, the Borrower shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.

5.6.3                        Indemnification by the Borrower.

The Borrower shall indemnify the Agent and each Lender, within ten (10) days after demand therefore, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.6) paid by the Agent, or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes of Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5.6.4                        Evidence of Payments.

As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Official Body, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

5.6.5                        Status of Lenders.

Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  Notwithstanding the submission of a such documentation claiming a reduced rate of or exemption from U.S. withholding tax, the Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the United States Income Tax Regulations.  Further, the Agent is indemnified under §1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Internal Revenue Code.  In addition, any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)                                  duly completed copies of  IRS Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN, or

(iv)                              any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

5.6.6                        Refund.

If the Agent or any Lender determines, in its reasonable discretion, that it has received a refund or credit in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.6 [Taxes], it shall as promptly as reasonably possible pay over such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.6 [Taxes] with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Official Body with respect to such refund or credit); provided, that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Official Body) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Official Body.  This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

5.7                                 Indemnity.

In addition to the compensation or payments required by Section 5.5 [Increased Costs] or Section 5.6 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Lender to fund or maintain Loans subject to an Euro-Rate Option) which such Lender sustains or incurs as a consequence of any

(i)                                     payment, prepayment, conversion or renewal of any Loan to which an Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii)                                  attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.4 [Voluntary Prepayments, Mandatory Prepayments],

(iii)                               default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder, or

(iv)                              assignment of such Lender’s interest, rights and obligations under this Agreement and the related Loan Documents as required by Borrower under Section 5.4.2 [Replacement of a Lender].

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

5.8                                 Interbank Market Presumption.

For all purposes of this Agreement and each Note with respect to any aspects of the Euro-Rate, or any Loan under the Euro-Rate Option or any Optional Currency, each Lender and the Agent shall be presumed to have obtained rates, funding, currencies, deposits, and the like in the applicable interbank market regardless whether it did so or not; and, each Lender’s and Agent’s determination of amounts payable under, and actions required or authorized by, Section 4.4 [Euro-Rate Unascertainable; Illegality, Increased Costs; Deposits Not Available] and Section 5.7 [Indemnity] shall be calculated, at each Lender’s and Agent’s option, as though each Lender and Agent funded each Borrowing Tranche of Loans under the Euro-Rate Option through the purchase of deposits of the types and maturities corresponding to the deposits used as a reference in accordance with the terms hereof in determining the Euro-Rate applicable to such Loans, whether in fact that is the case.

5.9                                 Notes.

Upon the request of any Lender, the Revolving Credit Loans made by such Lender may be evidenced by a Revolving Credit Note, dated the Closing Date and in an amount equal to the Revolving Credit Commitment of such Lender, in the form of Exhibit 1.1(R).

5.10                           Settlement Date Procedures.

In order to minimize the transfer of funds between the Lenders and the Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC Bank may make Swing Loans as provided in Section 2.2.1 [Revolving Credit Loans] hereof.  On any Business Day, the Agent may notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”).  Prior to 2:30 p.m. (Pittsburgh time) on the date of such notice, each Lender shall pay to the Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Agent with respect to the Revolving Credit Loans.  The Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans, on any date where payments of principal of any Loan is required to be paid by any Loan Party hereunder, and may at its option (and in consultation with the Borrower) effect settlement on any other Business Day.  These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.10 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to this Section 2.10.  The Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Agent to pay immediately to such Bank its Ratable Share of all payments made by the Borrower to the Agent with respect to the Revolving Credit Loans.

5.11                           Judgment Currency.

5.11.1                  Currency Conversion Procedures for Judgments.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under a Note in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures each Lender could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

5.11.2                  Indemnity in Certain Events.

The obligation of the Borrower in respect of any sum due from the Borrower to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.

6.                                       REPRESENTATIONS AND WARRANTIES

6.1                                 Representations and Warranties.

The Loan Parties, jointly and severally, represent and warrant to the Agent and each of the Lenders as follows:

6.1.1                        Organization and Qualification.

Each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each Loan Party and each Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct.  Each Loan Party and each Subsidiary of each Loan Party is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except in jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect.

6.1.2                        [Intentionally Omitted.]

6.1.3                        Subsidiaries.

As of the Closing Date, Schedule 6.1.3 states the name of each of the Borrower’s Subsidiaries, its jurisdiction of incorporation, and whether it is a Material Domestic Subsidiary or a Material First Tier Foreign Subsidiary.  Schedule 6.1.3 also states as of the Closing Date for each Material First Tier Foreign Subsidiary its authorized capital stock, its issued and outstanding shares and the owners thereof if it is a corporation, its outstanding partnership interests and owners thereof if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith if it is a limited liability company.  The Borrower and each Subsidiary of the Borrower has valid title to all of the Subsidiary Shares it purports to own, free and clear in each case of any Lien.  All Subsidiary Shares have been validly issued, and all Subsidiary Shares are fully paid and nonassessable.  All capital contributions and other consideration required to be made or paid in connection with the issuance of the Subsidiary Shares have been made or paid, as the case may be.  As of the Closing Date, there are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares except as indicated on Schedule 6.1.3.

6.1.4                        Power and Authority.

Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

6.1.5                        Validity and Binding Effect.

This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document.  This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

6.1.6                        No Conflict.

Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents), unless such conflict, default or breach would not be reasonably expected to result in any Material Adverse Effect.

6.1.7                        Litigation.

There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or equity before any Official Body which individually or in the aggregate would reasonably be expected to result in any Material Adverse Effect.  None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would reasonably be expected to result in any Material Adverse Effect.

6.1.8                        Title to Properties.

Each Loan Party and each Subsidiary of each Loan Party has title to or valid leasehold interest in or other valid rights to use all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, except for such property where the failure to maintain such title or interest, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and none of such property is subject to any Lien, except Permitted Liens.

6.1.9                        Financial Statements.

(i)                                     Historical Statements.  The Borrower has delivered to the Agent copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 31, 2008 (the “Annual Statements”).  In addition, the Borrower has delivered to the Agent copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended March 31, 2009 (the “Interim Statements”) (the Annual and Interim Statements being collectively referred to as the “Historical Statements”).  The Historical Statements fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP, subject (in the case of the Interim Statements) to normal year-end audit adjustments.

(ii)                                  No Material Adverse Change.  Since December 31, 2008, no Material Adverse Change has occurred.

6.1.10                  Use of Proceeds; Margin Stock; Section 20 Subsidiaries.

6.1.10.1                                          General.

The Loan Parties intend to use the proceeds of the Loans in accordance with Section 2.8 [Use of Proceeds] and Section 8.1.10 [Use of Proceeds].

6.1.10.2                                          Margin Stock.

None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U).  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.  None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

6.1.10.3                                          Section 20 Subsidiaries.

The Loan Parties do not intend to use and shall not use any portion of the proceeds of the Loans, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

6.1.11                  Full Disclosure.

Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished by the Borrower to the Agent or any Lender in connection herewith or therewith, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.  As of the Closing Date there is no fact known to any Loan Party which would reasonably be expected to have a Material Adverse Effect that has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

6.1.12                  Taxes.

All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.  There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party or Subsidiary of any Loan Party for any period.

6.1.13                  Consents and Approvals.

No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except for those which shall have been obtained or made on or prior to the Closing Date.

6.1.14                  No Event of Default; Compliance with Instruments.

As of the Closing Date after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents, no Event of Default or Potential Default exists.  None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would reasonably be expected to constitute a Material Adverse Effect.

6.1.15                  Patents, Trademarks, Copyrights, Licenses, Etc.

Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others which would reasonably be expected to result in a Material Adverse Effect.

6.1.16                  Insurance.

The policies and bonds applicable to the Loan Parties and their Subsidiaries provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the Loan Parties and their Subsidiaries taken as a whole in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries.

6.1.17                  Compliance with Laws.

The Loan Parties and their Subsidiaries are in compliance with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.22 [Environmental and Safety Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not reasonably be expected to constitute a Material Adverse Effect.

6.1.18                  [Intentionally Omitted]

6.1.19                  Investment Companies; Regulated Entities.

None of the Loan Parties or any Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”  None of the Loan Parties or any Subsidiaries of any Loan Party is subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

6.1.20                  Plans and Benefit Arrangements.

(i)                                     The Borrower and each other member of the ERISA Group are in compliance in all respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans.  There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any liability of the Borrower or any other member of the ERISA Group.  The Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto.  With respect to each Plan and Multiemployer Plan, the Borrower and each other member of the ERISA Group (i) have fulfilled in all respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.  All Plans, Benefit Arrangements and Multiemployer Plans have been administered in accordance with their terms and applicable Law.

(ii)                                  No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

(iii)                               Neither the Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan.  Neither the Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

(iv)                              Notwithstanding any provision of this Agreement to the contrary, no representation or warranty contained in this Section 6.1.20 shall apply with respect to any act or omission described in this Section 6.1.20 that, as of the applicable date described in Section 6.1.20 hereof, would not reasonably be expected to cause a Material Adverse Effect.  In addition, to the extent that a Benefit Arrangement, Multiemployer Plan or a Plan is described in Section 4(b) of ERISA, any representation and warranty contained in this Section 6.1.20 shall be deemed to have been made at the applicable time in accordance with the best knowledge of Borrower.

6.1.21                  Employment Matters.

Each of the Loan Parties and each of their Subsidiaries is in compliance with all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would reasonably be expected to result in a Material Adverse Effect.  There are no outstanding grievances, arbitration awards or appeals arising therefrom or current or threatened strikes, picketing, hand-billing or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case would reasonably be expected to result in a Material Adverse Effect.

6.1.22                  Environmental and Safety Matters.

The Loan Parties and their Subsidiaries are in compliance with all applicable Environmental Laws and all applicable Safety Laws except where the failure to do so would not be reasonably expected to constitute a Material Adverse Effect. The Loan Parties and their Subsidiaries have all Required Environmental Permits and are in compliance with all such Required Environmental Permits, except where the failure to do so would not be reasonably expected to constitute a Material Adverse Effect, all such Required Environmental Permits are in full force and effect and none of the Loan Parties has received any written notice from an Official Body that such Official Body has or intends to suspend or revoke, whether in whole or in part, any such Required Environmental Permit.  None of the Loan Parties or any Subsidiaries of any Loan Party has received any Environmental Complaint, none of the Loan Parties has any reason to believe that an Environmental Complaint might be received, and there are no pending or, to any Loan Party’s knowledge, threatened Environmental Complaints relating to any Loan Party or Subsidiary of any Loan Party or, to any Loan Party’s knowledge, any prior owner, operator or occupant of any of the Properties pertaining to, or arising out of, any Contamination, Remedial Actions or violations of Environmental Laws or Required Environmental Permits.  None of the Loan Parties or any Subsidiaries of any Loan Party has received any Safety Complaint, none of the Loan Parties has any reason to believe that a Safety Complaint might be received and there are no pending or, to any Loan Party’s knowledge, threatened Safety Complaints relating to any Loan Party or Subsidiary of any Loan Party.

6.1.23                  Senior Debt Status.

The Obligations of each Loan Party under this Agreement, the Guaranty Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens.  There is no Lien upon or with respect to any of the properties or income of any Loan Party or Subsidiary of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.

6.1.24                  Anti-Terrorism Laws.

6.1.24.4                                            General.

None of the Loan Parties nor any of their Subsidiaries nor to the best knowledge of the Loan Parties no Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, except where such violation is not reasonably likely to constitute a Material Adverse Effect or expose the Agent or any Lender to liability.

6.1.24.5                                            Executive Order No. 13224.

None of the Loan Parties, nor or any Affiliate of any Loan Party, or their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)                                     a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)                                  a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)                               a Person or entity with which any Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v)                                 a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi)                              a person or entity who is affiliated or associated with a person or entity listed above.

No Loan Party or to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

6.1.25                  Solvency.

The Loan Parties, taken as a whole, are Solvent after giving effect to the transactions contemplated by the Loan Documents and the incurrence of all Indebtedness and all other Obligations.

6.1.26                  Security Interests.

The Liens and security interests granted to the Agent pursuant to the Pledge Agreement in the Pledged Collateral constitute and will continue to constitute Prior Security Interests under the Uniform Commercial Code as in effect in each applicable jurisdiction (the “Uniform Commercial Code”) or other applicable Law entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law.  Upon the filing of financing statements relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests described above, taking possession of any stock certificates or other certificates evidencing the Pledged Collateral, all such action as is necessary or advisable to establish such rights of the Agent will have been taken, and there will be upon execution and delivery of the Pledge Agreement, such filings and such taking of possession, no necessity for any further action in order to preserve, protect and continue such rights, except the filing of continuation statements with respect to such financing statements within six months prior to each five-year anniversary of the filing of such financing statements.  All filing fees and other expenses in connection with each such action have been or will be paid by the Borrower.

6.1.27                  Status of the Pledged Collateral.

All the Subsidiary Shares, Partnership Interests or LLC Interests included in the Pledged Collateral to be pledged pursuant to the Pledge Agreement are or will be upon issuance validly issued and nonassessable and owned beneficially and of record by the pledgor free and clear of any Lien or restriction on transfer, except as otherwise provided by the Pledge Agreement and except as the right of the Agent to dispose of the Shares, Partnership Interests or LLC Interests may be limited by the Securities Act of 1933, as amended, and the regulations promulgated by the Securities and Exchange Commission thereunder and by applicable state securities laws.

6.2                                 Continuation of Representations.

The Loan Parties make the representations and warranties in this Section 6 on the date hereof and on the Closing Date and each date thereafter on which a Loan is made or a Letter of Credit is issued as provided in and subject to Section 7.1 [First Loans and Letters of Credit] and Section 7.2 [Each Additional Loan or Letter of Credit].

6.3                                 Updates to Schedules.

Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall promptly provide the Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.

7.                                       CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Agent to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1                                 First Loans and Letters of Credit.

On the Closing Date:

7.1.1                        Officer’s Certificate.

The representations and warranties of each of the Loan Parties contained in Section 6 [Representations and Warranties] and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the Agent for the benefit of each Lender a certificate of each of the Loan Parties, dated the Closing Date and signed by the Chief Executive Officer, President, Chief Financial Officer or Senior Vice President of each of the Loan Parties, to each such effect.

7.1.2                        Secretary’s Certificate.

There shall be delivered to the Agent for the benefit of each Lender a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:

(i)                                     all action taken by each Loan Party in connection with this Agreement and the other Loan Documents;

(ii)                                  the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this Agreement and the true signatures of such officers, on which the Agent and each Bank may conclusively rely; and

(iii)                               copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date certified (on a date no more than thirty (30) days prior to the Closing Date) by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized, where significant assets are located or where significant business is being conducted.

7.1.3                        Delivery of Loan Documents.

The Guaranty Agreement, this Agreement, the Pledge Agreement, the Subsidiary Pledge Agreement and the Notes shall have been duly executed and delivered to the Agent for the benefit of the Lenders.

7.1.4                        Opinion of Counsel.

There shall be delivered to the Agent for the benefit of each Lender a written opinion of Drinker Biddle & Reath LLP, counsel for the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to the Agent), dated the Closing Date and in form and substance satisfactory to the Agent and its counsel:

(i)                                     as to the matters set forth in Exhibit 7.1.4; and

(ii)                                  as to such other matters incident to the transactions contemplated herein as the Agent may reasonably request.

7.1.5                        Legal Details.

All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to the Agent, and the Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent, as the Agent may reasonably request.

7.1.6                        Payment of Fees.

The Borrower shall have paid or caused to be paid to the Agent for itself and for the account of the Lenders to the extent not previously paid the fees accrued through the Closing Date and the costs and expenses for which the Agent and the Lenders are entitled to be reimbursed.

7.1.7                        Consents.

All material consents required to effectuate the transactions contemplated hereby shall have been obtained.

7.1.8                        Officer’s Certificate Regarding MACs; Solvency.

Since December 31, 2008, no Material Adverse Change shall have occurred and no Loan Party shall be a party to any material litigation not otherwise disclosed in the Historical Statements. After giving effect to the consummation of the transactions under the Loan Documents and the incurrence of all Indebtedness and all other Obligations, each Borrower and each other Loan Party, respectively, is Solvent.   There shall have been delivered to the Agent for the benefit of each Lender a certificate dated the Closing Date and signed by the Chief

Financial Officer of the Borrower and the President or Senior Vice President of each Loan Party as to each matter which is the subject of this Section 7.1.8.

7.1.9                        No Violation of Laws.

The making of the Loans and the issuance of the Letters of Credit shall not contravene any Law applicable to any Loan Party, the Agent or any of the Lenders.

7.1.10                  No Actions or Proceedings.

No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents  or the consummation of the transactions contemplated hereby or thereby or which, in the Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

7.1.11                  Compliance Certificate.

A duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Closing Date, signed by an Authorized Officer of the Borrower.

7.1.12                  Lien Searches.

The Agent shall have received searches under the Uniform Commercial Code, lien, tax lien, and judgment searches against each Loan Party and each Material Domestic Subsidiary of each Loan Party, in each case as reasonably required by the Agent, in the jurisdiction of each such Person’s formation and, to the extent required by the Agent, in each other jurisdiction where each such Person conducts business or owns or operates material assets and the results of such searches shall be satisfactory in form, scope and substance to the Agent.

7.1.13                  Filing Receipts.

The Agent shall have received copies of all filing receipts and acknowledgments issued by any governmental authority to evidence any recordation or filing necessary to perfect the Lien of the Agent on the Pledged Collateral or other satisfactory evidence of such recordation and filing.

7.1.14                  Insurance.

The Agent shall have received evidence that the Borrower has adequate insurance required to be maintained by the Agreement, in full force and effect, in amounts, from insurers and with terms acceptable to the Agent in its reasonable discretion.

7.1.15                  Existing Agreement.

The Agent shall have received evidence that the Credit Agreement dated as of June 30, 2004, by and among the Borrower, the guarantors thereunder, the Agent and the lender parties thereto, has been terminated, and all obligations thereunder have been paid in full and satisfied, and all Liens securing such obligations have been assigned to the Agent hereunder.

7.1.16                  Other Conditions.

The Loan Parties shall have satisfied such other conditions as the Agent may reasonably request.

7.2                                 Each Additional Loan or Letter of Credit.

At the time of making any Loans or issuing any Letters of Credit other than Loans made or Letters of Credit issued on the Closing Date and after giving effect to the proposed extensions of credit:  the representations and warranties of the Loan Parties contained in Section 6 and in the other Loan Documents shall be true on and as of the date of such additional Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Loans or issuance of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Banks; and the Borrower shall have delivered to the Agent a duly executed and completed Loan Request or application for a Letter of Credit as the case may be.

8.                                       COVENANTS

8.1                                 Affirmative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings, and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations under the Loan Documents and termination of the Commitments, the Loan Parties shall comply at all times with the following affirmative covenants:

8.1.1                        Preservation of Existence, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 8.2.6 [Liquidations, Mergers, Etc.].

8.1.2                        Payment of Liabilities, Including Taxes, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not be reasonably expected to result in a Material Adverse Effect.

8.1.3                        Maintenance of Insurance.

Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary.

8.1.4                        Maintenance of Properties and Leases.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.

8.1.5                        Maintenance of Patents, Trademarks, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would reasonably be expected to constitute a Material Adverse Effect.

8.1.6                        Visitation Rights.

Upon reasonable prior notice to the Borrower and the Agent and during normal business hours and in a manner that will not interfere with its business operations, each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request.  In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Agent.

8.1.7                        Keeping of Records and Books of Account.

The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

8.1.8                        Plans and Benefit Arrangements.

The Borrower shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where the failure to do so, alone or in conjunction with any other failure, would not reasonably be expected to result in a Material Adverse Effect.  Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans, except where the failure to do so, alone or in conjunction with any other failure, would not reasonably be expected to result in a Material Adverse Effect.

8.1.9                        Compliance with Laws.

Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws and all Safety Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 8.1.9 if any failure to comply with any Law would not result in fines, penalties, Remedial Actions, costs, other similar liabilities or injunctive relief which in the aggregate would not reasonably be expected to constitute a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan Party shall, and shall cause each of its Subsidiaries to, obtain, maintain, renew and comply with all Environmental Permits applicable to their respective operations and activities, provided that it shall not be deemed to be a violation of this Section 8.1.9 if any failure to do so would not result in cease and desist orders or fines, penalties or other similar liabilities or injunctive relief which in the aggregate would not reasonably be expected to constitute a Material Adverse Effect.

8.1.10                  Use of Proceeds.

The Loan Parties will use the Letters of Credit and the proceeds of the Loans only to retire Indebtedness existing on the Closing Date, for general corporate purposes of the Borrower and for working capital of the Borrower.  The Loan Parties shall not use the Letters of Credit or the proceeds of the Loans for any purposes which contravenes any applicable Law or any provision hereof.

8.1.11                  [Intentionally Omitted]

8.1.12                  Tax Shelter Regulations.

None of the Loan Parties intends to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event any of the Loan Parties determines to take any action inconsistent with such intention, the Borrower will promptly (i) notify the Agent thereof, and (ii) deliver to the Agent a duly completed copy of IRS Form 8886 or any successor form.  If the Borrower so notifies the Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

8.1.13                  Anti-Terrorism Laws.

The Loan Parties and their respective Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law, except where the failure to do so is not reasonably likely to constitute a Material Adverse Effect or expose the Agent or any Lender to liability.  The Borrower shall deliver to Lenders any certification or other evidence reasonably requested from time to time by any Lender in its sole discretion, confirming Borrower’s compliance with this Section 8.1.13.

8.1.14                  Further Assurances.

Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Agent’s Lien on and Prior Security Interest in the Pledged Collateral as a continuing first priority perfected Liens and shall do such other acts and things as the Agent in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Pledged Collateral.

8.2                                 Negative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’

other Obligations hereunder and termination of the Commitments, the Loan Parties shall comply with the following negative covenants:

8.2.1                        Indebtedness.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i)                                     Indebtedness under the Loan Documents;

(ii)                                  Existing Indebtedness as set forth on Schedule 8.2.1 (including any extensions, renewals, refinancings or replacements thereof, provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 8.2.1);

(iii)                               Indebtedness secured by Purchase Money Security Interests or Indebtedness in respect of Capital Leases, so long as the Indebtedness permitted by this clause (iii) does not exceed in the aggregate at any time outstanding $50,000,000.00;

(iv)                              Indebtedness of a Loan Party or a Subsidiary of a Loan Party to any Loan Party or to any Subsidiary of a Loan Party;

(v)                                 Any Lender-Provided Hedge or other Hedge approved by the Agent;

(vi)                              Other unsecured Indebtedness so long as (i) after giving effect thereto the Loan Parties are in compliance with Section 8.2.15 [Maximum Leverage Ratio] (with, for purposes of determining such pro-forma compliance with the Leverage Ratio: (a) Consolidated EBITDA determined as of the fiscal quarter most recently ended for which financial statements in accordance with Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements], as the case may be, and the related compliance certificate in accordance with Section 8.3.3 [Certificate of the Borrower] have been delivered to the Agent, and (b) Total Debt determined as of the date of incurrence or issuance of the Indebtedness proposed to be incurred after giving effect thereto), (ii) the covenants and events of default included in the agreements, instruments and other documents evidencing such Indebtedness shall be no more restrictive than the terms of the Credit Agreement, and (iii) no portion of the principal amount thereof shall amortize or otherwise be payable, repurchased, redeemed or defeased prior to the date which is one hundred (100) days after the Expiration Date;

(vii)                           Indebtedness of the Borrower or any of its Subsidiaries arising from the honoring by a financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(viii)                        Indebtedness secured by Liens permitted by clause (x) of the definition of Permitted Liens, so long as the aggregate amount of such Indebtedness of the Borrower and its Subsidiaries outstanding at any time does not exceed twenty percent (20%) of Consolidated Net Worth;

(ix)                                Indebtedness in respect of Cash Pooling Obligations; and

(x)                                   any Guaranty permitted by Section 8.2.3 [Guaranties].

8.2.2                        Liens.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

8.2.3                        Guaranties.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for (i) Guaranties of Indebtedness of the Loan Parties permitted hereunder, (ii) any Guaranty issued in connection with or related to the business of the Loan Parties and their Subsidiaries, providing for indemnification or holding harmless another Person, (iii) any Guaranty issued in connection with or related to the business of the Loan Parties and their Subsidiaries, to assure the payment or performance of ordinary course obligations of any Loan Party or any Subsidiary of any Loan Party, or (iv) any Guaranty in the ordinary course of business of the Cash Pooling Obligations.

8.2.4                        Loans and Investments.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i)                                     trade credit extended on usual and customary terms in the ordinary course of business;

(ii)                                  advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii)                               Permitted Investments;

(iv)                              loans, advances and investments in other Loan Parties or in Subsidiaries;

(v)                                 Investments by the Loan Parties and their Subsidiaries in any Person (other than a Loan Party or any Subsidiary) so long as (a) the Person in which the

Investment is made is engaged in a line of business permitted by Section 8.2.10 [Continuation of or Change in Business], and (b) after giving effect to each Investment in any Person, no Potential Default or Event of Default shall exist or be continuing;

(vi)                              so long as after giving effect thereto no Potential Default or Event of Default shall exist or be continuing, any transaction, event, agreement or liability to perform described in the first paragraph of this Section 8.2.4 (i.e. such first paragraph being the paragraph immediately before item (i) of this Section 8.2.4) that directly involves any Benefit Plans;

(vii)                           any acquisition constituting a Permitted Acquisition which is consummated in accordance with Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions];

(viii)                        those Investments set forth on Schedule 8.2.4;

(ix)                                any consideration received in the form of property, equity interests, securities, notes or otherwise in connection with any disposition of assets permitted by Section 8.2.7 [Dispositions of Assets or Subsidiaries]; and

(x)                                   any repurchase by the Borrower or any Subsidiary of the Borrower of capital stock which has been issued by such repurchaser thereof so long as after giving effect thereto no Potential Default or Event of Default shall exist or be continuing.

8.2.5                        [Intentionally Omitted].

8.2.6                        Liquidations, Mergers, Consolidations, Acquisitions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that

(i)                                     any Loan Party may consolidate or merge into another Loan Party, provided, however, in the case of any merger or consolidation involving the Borrower, the Borrower shall be the survivor thereof;

(ii)                                  any Domestic Subsidiary of the Borrower may consolidate or merge into another Domestic Subsidiary of the Borrower and any Foreign Subsidiary of the Borrower may consolidate or merge into the Borrower or any other Subsidiary of the Borrower, so long as in the case of any consolidation or merger involving any Loan Party, such Loan Party shall be the survivor thereof;

(iii)                               any Subsidiary which is not a Material Subsidiary may dissolve, liquidate or wind-up its affairs; and

(iv)                              any Loan Party or any Subsidiary of any Loan Party may acquire, whether by purchase or by merger, (a) all of the ownership interests of another Person or (b) substantially all of assets of another Person or of a business or division of another Person (each a “Permitted Acquisition”), provided that each of the following requirements is met:

(A)                              if the Loan Parties are acquiring the ownership interests in such Person, such Person, if a Material Domestic Subsidiary, shall execute a Guarantor Joinder and join this Agreement as a Guarantor pursuant to Section 11.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition and if the Loan Parties are acquiring the ownership interests of a Material First Tier Foreign Subsidiary, then 65% of such equity interests shall be pledged to the Agent for the benefit of the Lenders on a first priority perfected basis pursuant to a Pledge Agreement on the date of such Permitted Acquisition;

(B)                                the Loan Parties, such Person and its owners, as applicable, shall comply with Section 11.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition;

(C)                                the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if the Loan Parties shall use any portion of the Loans to fund such Permitted Acquisition, the Loan Parties also shall have delivered to the Agent written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(D)                               the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be permitted by Section 8.2.10 [Continuation of or Change in Business];

(E)                                 no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(F)                                 the Borrower shall demonstrate that it shall be in compliance with the covenants contained in Section 8.2.15 [Maximum Leverage Ratio] and Section 8.2.16 [Minimum Interest Coverage Ratio] after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition, combining the stockholders equity (or similar equity) of the Person to be acquired with Consolidated Net Worth, but excluding income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition), by delivering on or before the date of such Permitted Acquisition a certificate in the form of Exhibit 8.2.6 evidencing such compliance; and

(G)                                if requested by the Agent, the Loan Parties shall deliver to the Agent copies of any material agreements entered into or proposed to be entered into by such Loan Parties in connection with such Permitted Acquisition, together with such other information about such Person or its assets as any Loan Party may reasonably require.

8.2.7                        Dispositions of Assets or Subsidiaries.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except:

(i)            transactions involving the sale of inventory in the ordinary course of business;

(ii)           any sale, transfer or lease of assets in the ordinary course of business which are obsolete or no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;

(iii)          any sale, transfer or lease of assets by any wholly owned Subsidiary of a Loan Party to another Loan Party;

(iv)          any sale, transfer or lease of assets by any Loan Party (other than the Borrower) to any other Loan Party;

(v)           any sale, transfer or lease of assets constituting an Investment permitted under Section 8.2.4(v);

(vi)          any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased within the ordinary course of business;

(vii)         any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (vi) above, provided that (a) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, and (b) the aggregate net book value of all assets so sold by the Loan Parties and their Subsidiaries shall not exceed in any fiscal year 25% or the Consolidated Net Worth of the Loan Parties and their Subsidiaries;

(viii)        any sale, transfer or lease of any Investment set forth on Schedule 8.2.4; or

(ix)           any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (viii) above, which is approved by the Required Lenders.

8.2.8                        [Intentionally Omitted].

8.2.9                        Subsidiaries, Partnerships and Joint Ventures.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiary other than (i) any Material Domestic Subsidiary which has joined this Agreement as a Guarantor on the Closing Date; (ii) any  Material Domestic Subsidiary formed after the Closing Date which joins this Agreement as a Guarantor pursuant to Section 11.18 [Joinder of Guarantors], (iii) any Material First Tier Foreign Subsidiary existing on the Closing Date so long as 65% of the equity interests of such Material First Tier Foreign Subsidiary have been pledged to the Agent for the benefit of the Agent and the Lenders on a first priority perfected basis, (iv) any Material First Tier Foreign Subsidiary formed or acquired after the Closing Date so long as 65% of the equity interests of such Material First Tier Foreign Subsidiary have been pledged to the Agent for the benefit of the Agent and the Lenders on a first priority perfected basis and otherwise in accordance with the requirements of Section 11.18 [Joinder of Guarantors], and (v) any other Subsidiary which is not the subject of the immediately preceding clauses (i) through (iv) of this Section 8.2.9.  Each of the Loan Parties and their Subsidiaries shall not become or agree to (a) become a general or limited partner in any general or limited partnership, except that the Loan Parties or their Subsidiaries may be general or limited partners in other Loan Parties and in Subsidiaries of other Loan Parties or in any Person in which an Investment is made as permitted by Sections 8.2.4(v), (vi), (vii), (viii) or (ix), (b) become a member or manager of, or hold a limited liability company interest in, a limited liability company, except that the Loan Parties or their Subsidiaries may be members or managers of, or hold limited liability company interests in, other Loan Parties and in Subsidiaries of other Loan Parties or in any Person in which an Investment is made as permitted by Sections 8.2.4(v), (vi), (vii), (viii) or (ix), or (c) become a joint venturer or hold a joint venture interest in any joint venture, except that the Loan Parties or their Subsidiaries may hold a joint venture interest in any Person in which an Investment is made as permitted by Sections 8.2.4(v), (vi), (vii), (viii) or (ix).

8.2.10                  Continuation of or Change in Business.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than: (i) the businesses in which the Borrower (whether directly or through one or more of its Subsidiaries) engages in on the Closing Date, (ii) similar or related businesses (including, without limitation, similar or related businesses that serve the industries which purchase or use goods manufactured or processed or services rendered by, any business in which the Borrower is then permitted to engage (whether directly or through one or more of its Subsidiaries), pursuant to this Section 8.2.10, or (iii) businesses incidental to the foregoing.

8.2.11                  Plans and Benefit Arrangements.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances, would result in liability under ERISA or otherwise violate ERISA, except where any such transaction, liability or violation, alone or in conjunction with any other circumstances or set of circumstances, would not reasonably be expected to result in a Material Adverse Effect.

8.2.12                  Fiscal Year.

The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

8.2.13                  Changes in Organizational Documents.

The Borrower shall not amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, or other organizational documents without obtaining the prior written consent of the Required Lenders in the event any such amendment would be adverse in any material respect to the Lenders.

8.2.14                  [Intentionally Omitted]

8.2.15                  Maximum Leverage Ratio.

The Loan Parties shall not at any time permit the Leverage Ratio calculated as of the end of each fiscal quarter to exceed 2.50 to 1.00.

8.2.16                  Minimum Interest Coverage Ratio.

The Loan Parties shall not permit the Interest Coverage Ratio calculated as of the end of each fiscal quarter to be less than 3.00 to 1.00.

8.3          Reporting Requirements.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and under the other Loan Documents and termination of the Commitments, the Loan Parties will furnish or cause to be furnished to the Agent and each of the Lenders:

8.3.1                        Quarterly Financial Statements.

As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, retained earnings, and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.  The Loan Parties will be deemed to have complied with the delivery requirements of this Section 8.3.1 if within forty-five (45) days after the end of their fiscal quarter, the Borrower delivers to the Agent and each of the Lenders a copy of its Form 10-Q as filed with the SEC and the financial statements contained therein meets the requirements described in this Section.

8.3.2                        Annual Financial Statements.

As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally or regionally recognized standing reasonably satisfactory to the Agent.  The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.  The Loan Parties will be deemed to have complied with the delivery requirements of this Section 8.3.2 if within ninety (90) days after the end of their fiscal year, the Borrower delivers to the Agent and each of the Lenders a copy of its Annual Report and Form 10-K as filed with the SEC and the financial statements and certification of public accountants contained therein meets the requirements described in this Section.

8.3.3                        Certificate of the Borrower.

Concurrently with the financial statements of the Borrower furnished to the Agent and to the Banks pursuant to Section 8.3.1 [Quarterly Financial Statements] and Section 8.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of Exhibit 8.3.3, to the effect that (i) except as described pursuant to Section 8.3.4 [Notice of Default] the representations and warranties of the Borrower contained in Section 6 [Representations and Warranties] and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Loan Parties have performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 8.2 [Negative Covenants], (iv) listing each First Tier Foreign Subsidiary and each Domestic Subsidiary formed or acquired during the fiscal quarter or fiscal year, as the case may be, covered by such Compliance Certificate and also indicating whether such Subsidiary is a Material Subsidiary, (v) listing each Person in which an Investment has been made during such fiscal quarter or fiscal year, with respect to which Person, as provided herein in the definition of Subsidiary, the Loan Parties have elected that such Person shall not be a Subsidiary, and (vi) setting forth a list of any dispositions, transfers or sales of any asset or related assets during such fiscal quarter or fiscal year if the net book value of the assets so disposed, transferred or sold equals or exceeds 10% of Consolidated Net Worth as of such quarter end or fiscal year end.

8.3.4                        Notice of Default.

Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which the such Loan Party proposes to take with respect thereto.

8.3.5                        Notice of Litigation.

Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party, which relate to any of the Pledged Collateral or which if adversely determined would reasonably be expected to constitute a Material Adverse Effect.

8.3.6                        Agreements Regarding Pledged Collateral.

Upon the request of the Agent, the Loan Parties shall provide to the Agent a list of the shareholder agreements, partnership agreements, operating agreements or other similar agreements applicable to the Pledged Collateral, together with a true and complete copy of each such agreement.

8.3.7                        Budgets, Forecasts, Other Reports and Information.

Promptly upon their becoming available to the Borrower:

(i)            the annual budget (including a detailed budget of revenue and expenses) and any forecasts or projections of the Borrower, to be supplied prior to commencement of the fiscal year to which any of the foregoing may be applicable,

(ii)           any reports including management letters submitted to the Borrower by independent accountants in connection with any annual, interim or special audit,

(iii)          any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders,

(iv)          regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower with the SEC,

(v)           a copy of any order, which is material and adverse to the Borrower or any Subsidiary of the Borrower, in any proceeding to which the Borrower or any of its Subsidiaries is a party issued by any Official Body, and

(vi)          such other reports and information as any of the Lenders may from time to time reasonably request.  The Borrower shall also notify the Lenders promptly of the enactment or adoption of any Law which may result in a Material Adverse Effect.

8.3.8                        Tax Shelter Provisions.

Promptly after any of the Loan Parties determines that it intends to treat any of the Loans, Letters of Credit or related transactions as being a “reportable transaction” as provided in Section 8.1.12 [Tax Shelter Regulations]

(i)            a written notice of such intention to the Agent; and

(ii)           a duly completed copy of IRS Form 8886 or any successor form.

8.3.9                        Notices Regarding Plans and Benefit Arrangements.

8.3.9.1              Certain Events.

Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(i)            any Reportable Event with respect to the Borrower or any other member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

(ii)           any Prohibited Transaction which could subject the Borrower or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

(iii)          any assertion of material withdrawal liability with respect to any Multiemployer Plan,

(iv)          any partial or complete withdrawal from a Multiemployer Plan by the Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

(v)           any cessation of operations (by the Borrower or any other member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA,

(vi)          withdrawal by the Borrower or any other member of the ERISA Group from a Multiple Employer Plan,

(vii)         a failure by the Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA,

(viii)        the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

(ix)           any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.

8.3.9.2              Notices of Involuntary Termination and Annual Reports.

Promptly after receipt thereof, copies of (i) all notices received by the Borrower or any other member of the ERISA Group of the PBGC’s intent to terminate any Plan administered or maintained by the Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (ii) at the request of the Agent or any Lender each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

8.3.9.3              Notice of Voluntary Termination.

Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

9.             DEFAULT

9.1          Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1                        Payments Under Loan Documents.

The Borrower shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Borrowing when such principal is due hereunder or (ii) any interest on any Loan , Reimbursement Obligation or Letter of Credit Borrowing or any other amount owing hereunder or under the other Loan Documents within three (3) Business Days after such interest or other amount becomes due in accordance with the terms hereof or thereof;

9.1.2                        Breach of Warranty.

Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

9.1.3                        Breach of Negative Covenants or Visitation Rights.

Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.6 [Visitation Rights] or Section 8.2 [Negative Covenants];

9.1.4                        Breach of Other Covenants.

Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after any officer of any Loan Party becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Agent in its reasonable discretion);

9.1.5                        Defaults in Other Agreements or Indebtedness.

A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Material Subsidiary of any Loan Party may be obligated as a borrower or guarantor in a principal amount in excess of $30,000,000.00 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

9.1.6                        Final Judgments or Orders.

Any final judgments or orders for the payment of money in excess of $30,000,000.00 in the aggregate (to the extent not paid or covered by insurance from a reputable carrier who has not previously denied coverage) shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry;

9.1.7                        Loan Document Unenforceable.

Any material provision of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

9.1.8                        Uninsured Losses; Proceedings Against Assets.

Any material portion of the Loan Parties’ or any of their Material Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter;

9.1.9                        Notice of Lien or Assessment.

A notice of Lien or assessment in excess of $30,000,000.00 which is not a Permitted Lien is filed of record with respect to all or any part of any of the Loan Parties’ or any of their Material Subsidiaries’ assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable, except for so long as the same is being contested in good faith in appropriate proceedings which have the effect of staying any enforcement action thereon and provided that such Loan Party has provided adequate bond or established appropriate reserves;

9.1.10                  Insolvency.

Any Loan Party or any Material Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature;

9.1.11                  Events Relating to Plans and Benefit Arrangements.

Any of the following occurs:  (i) any Reportable Event, which the Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii) or (iv) above, the Required Lenders determine in good faith that the amount of the Borrower’s liability is likely to exceed 10% of its Consolidated Net Worth; (v) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (vi) the Borrower or any other member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vii) the Borrower or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (viii) the Borrower or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), (viii) or (ix), the Required Lenders determine in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by the Borrower and the other members of the ERISA Group;

9.1.12                  Cessation of Business.

Any Loan Party or any Material Subsidiary of a Loan Party (i) ceases to conduct its business as contemplated, except as expressly permitted under Section 8.2.6 [Liquidations, Mergers, Etc.] or Section 8.2.7 [Disposition of Assets], or (ii) is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within sixty (60) days after the entry thereof, if, in the case of either clause (i) or clause (ii), such event would likely constitute a Material Adverse Change, either alone or when combined with any previous events described in either clause (i) or clause (ii) or both;

9.1.13                  Change of Control.

Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) 30% or more of the voting capital stock of the Borrower;

9.1.14                  Involuntary Proceedings.

A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or any Material Subsidiary of a Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or any Material Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

9.1.15                  Voluntary Proceedings.

Any Loan Party or any Material Subsidiary of a Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

9.2          Consequences of Event of Default.

9.2.1                        Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Sections 9.1.1 through 9.1.13 shall occur and be continuing, the Lenders and the Agent shall be under no further obligation to make Revolving Credit Loans or issue Letters of Credit, as the case may be, and the Agent may, and upon the request of the Required Lenders, shall by written notice to the Borrower, take one or both of the following actions: (i) terminate the Commitments and thereupon the Commitments shall be terminated and of no further force and effect, or (ii) declare the unpaid principal amount of the Revolving Credit Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Agent, access to which shall be limited to the Agent only, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Agent and the Lenders, and grants to the Agent and the Lenders a security interest in, all such cash as security for such Obligations.  Upon the curing of all existing Events of Default to the satisfaction of the Required Lenders, the Agent shall return such cash collateral to the Borrower; and

9.2.2                        Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Section 9.1.14 [Involuntary Proceedings] or Section 9.1.15 [Voluntary Proceedings] shall occur, the Commitments shall automatically terminate and be of no further force and effect, the Lenders shall be under no further obligations to make Revolving Credit Loans hereunder, PNC Bank shall be under no further obligation to make Swing Loans hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

9.2.3                        Set-off.

If an Event of Default shall occur and be continuing, any Lender to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Lender which has agreed in writing to be bound by the provisions of Section 10.11 [Equalization of Banks] and any branch, Subsidiary or Affiliate of such Lender or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrower and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower or such other Loan Party by such Lender or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Lender or participant or such branch, Subsidiary or Affiliate.  Such right shall exist whether or not any Lender or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Guaranty, any Pledged Collateral or any other security, right or remedy available to any Lender or the Agent; and

9.2.4                        Intentionally Omitted.

9.2.5                        Application of Proceeds; Collateral Sharing.

9.2.5.1              Application of Proceeds.

From and after the date on which the Agent has taken any action pursuant to this Section 9.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Agent from any sale or other disposition of the Pledged Collateral, or any part thereof, or the exercise of any remedy by the Agent, shall be applied as follows:

(i)            first, to reimburse the Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Agent or the Lenders in connection with realizing on the Pledged Collateral or collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Agent or the Lenders for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Pledged Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Pledged Collateral.

(ii)           second, to the repayment of all Obligations then due and unpaid of the Loan Parties to the Agent and the Lenders (including without limitation PNC Bank as Swing Loan Lender) incurred under this Agreement or any of the other Loan Documents or a Lender-Provided Hedge, whether of principal, interest, fees, expenses or otherwise, in such manner as the Agent may determine in its discretion; and

(iii)          the balance, if any, as required by Law.

9.2.5.2              Collateral Sharing.

All Liens granted under any Loan Document (the “Collateral Documents”) shall secure ratably and on a pari passu basis (i) the Obligations in favor of the Agent and the Lenders (including without limitation PNC Bank as Swing Loan Lender) hereunder, and (ii) the Obligations incurred by any of the Loan Parties in favor of any Lender which provides a Lender-Provided Hedge (the “IRH Provider”).  The Agent under the Collateral Documents shall be deemed to serve as the collateral agent (the “Collateral Agent”) for itself, the IRH Provider, and the Lenders (including without limitation PNC Bank as Swing Loan Lender) hereunder, provided that the Collateral Agent shall comply with the instructions and directions of the Agent (or the Banks under this Agreement to the extent that this Agreement or any other Loan Documents empowers the Lenders to direct the Agent), as to all matters relating to the collateral under the Collateral Documents, including the maintenance and disposition thereof.  No IRH Provider (except in its capacity as a Lender hereunder) shall be entitled or have the power to direct or instruct the Collateral Agent on any such matters or to control or direct in any manner the maintenance or disposition of the collateral under the Collateral Documents.

9.2.6                        Other Rights and Remedies.

In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Agent shall have all of the rights and remedies under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law.  The Agent may, and upon the request of the Required Lenders shall, exercise all post-default rights granted to the Agent and the Lenders under the Loan Documents or applicable Law.

9.2.7                        Notice of Sale.

Any notice required to be given by the Agent or any Lender of a sale, lease, or other disposition of the Pledged Collateral or any other intended action by the Agent or any Bank, if given ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Loan Parties.

10.           THE AGENT

10.1        Appointment and Authority.

Each of the Lenders hereby irrevocably appoints PNC Bank to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 10 are solely for the benefit of the Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.2        Rights as a Lender.

The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

10.3        Exculpatory Provisions.

The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable Law; and

(iii)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the

Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1 [Modifications, Amendments or Waivers] and Section 9.2 [Consequences of Event of Default]) or (b) in the absence of its own gross negligence or willful misconduct, as determined in a final, unappealable judgment of a court of competent jurisdiction.  The Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Agent by the Borrower or a Lender.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

10.4        Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5        Delegation of Duties.

The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 10.5 shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

10.6        Resignation of Agent.

The Agent may at any time give notice of its resignation to the Lenders, and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within ninety (90) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a reputable bank or financial institution as a successor Agent; provided that if the Agent shall notify the Borrower and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of itself and the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 10.6.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10, Section 2.10.8 [Indemnity], Section 5.6.3 [Indemnification by the Borrower], and Section 11.3 [Reimbursement and Indemnification of Lenders by the Borrower; Taxes] shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

If PNC Bank resigns as Agent under this Section 10.6, PNC Bank shall also resign as the issuer of Letters of Credit and the Swing Loan Lender.  Upon the appointment of a successor Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC Bank as the retiring and Agent and PNC Bank shall be discharged from all of its respective duties and obligations as  the issuer of Letters of Credit and the Swing Loan Lender and Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC Bank, as the Agent, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC Bank to effectively assume the obligations of PNC Bank with respect to such Letters of Credit.

10.7        Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8        Reimbursement and Indemnification of Agent by the Borrower.

The Borrower unconditionally agrees to pay or reimburse the Agent and hold the Agent harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including reasonable fees and expenses of counsel (including, without duplication of legal work of outside counsel, the allocated costs of staff counsel), appraisers and environmental consultants, incurred by the Agent (a) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents, (b) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, (d) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (e) in connection with any Environmental Complaint threatened or asserted against the Agent or the Lenders in any way relating to or arising out of this Agreement or any other Loan Documents (including, without limitation, the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings or in any workout or restructuring) and (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of (A) this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder and (B) any Environmental Complaint in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Agent’s bad faith, gross negligence or willful misconduct, as determined in a final, unappealable judgment of a court of competent jurisdiction, or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld.  In addition, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties. The

Borrower shall pay to the Agent the Agent’s annual charge for electronic distribution services, as and when billed.

10.9        Exculpatory Provisions; Limitation of Liability.

Neither the Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (i) be liable to any Lender for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own bad faith, gross negligence or willful misconduct, as determined in a final, unappealable judgment of a court of competent jurisdiction; (ii) be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (iii) be under any obligation to any of the Lenders to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Loan Parties, or the financial condition of the Loan Parties, or the existence or possible existence of any Event of Default or Potential Default.  No claim may be made by any of the Loan Parties, any Lender, the Agent or any of their respective Subsidiaries against the Agent, any Lender or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Loans, and each of the Loan Parties, (for itself and on behalf of each of its Subsidiaries), the Agent and each Lender hereby waive, releases and agree never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor.  Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or given to the Agent for the account of or with copies for the Lenders, the Agent and each of its directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Loan Parties which may come into the possession of the Agent or any of its directors, officers, employees, agents, attorneys or Affiliates.

10.10     Reimbursement and Indemnification of Agent by Lenders.

Each Lender agrees to reimburse and indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys’ fees and disbursements (including the allocated reasonable costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (i) if the same results from the Agent’s gross negligence or willful misconduct, as determined in a final, unappealable judgment of a court of competent jurisdiction or (ii) if such Lender was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Lender shall remain liable to the extent such failure to give notice does not result in a loss to the Lender), or (iii) if the same results from a compromise and settlement agreement entered into without the consent of such Lender, which shall not be unreasonably withheld.  In addition, each Lender agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Agent in connection with the Agent’s periodic audit of the Loan Parties’ books, records and business properties.

10.11     Equalization of Lenders.

The Lenders and the holders of any participations in any Commitments or Loans or other rights or obligations of a Lender hereunder agree among themselves that, with respect to all amounts received by any Lender or any such holder for application on any Obligation hereunder or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker’s lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Lenders and such holders in proportion to their interests in payments on the Loans, except as otherwise provided in Section 4.4.3 [Agent’s and Lender’s Rights], Section 5.4.2 [Replacement of a Lender] or Section 5.5 [Additional Compensation in Certain Circumstances].  The Lenders or any such holder receiving any such amount shall purchase for cash from each of the other Lenders an interest in such Lender’s Loans in such amount as shall result in a ratable participation by the Lenders and each such holder in the aggregate unpaid amount of the Loans, provided that if all or any portion of such excess amount is thereafter recovered from the Lender or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Lender or the holder making such purchase. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails at any time to comply with the provisions of this Section 10.11 with respect to purchasing participations from the other Lenders whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be  deemed  a Delinquent Lender until such time as each such delinquency and all of its obligations hereunder are satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of or relating to outstanding Loans, Letters of Credit, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective Ratable Share of all outstanding Loans and other unpaid Obligations of any of the Loan Parties. The Delinquent Lender hereby authorizes the

Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective Ratable Share of all outstanding Loans and other unpaid Obligations of any of the Loan Parties. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and other unpaid Obligations of any of the Loan Parties to the nondelinquent Lenders, the Lenders’ respective Ratable Share of  all outstanding Loans and unpaid Obligations  have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

10.12     Agent’s Fee.

The Borrower shall pay to the Agent a nonrefundable fee (the “Agent’s Fee”) under the terms of a letter (the “Agent’s Letter”) between the Borrower and the Agent, as amended from time to time.

10.13     Availability of Funds.

The Agent may assume that each Lender has made or will make the proceeds of a Revolving Credit Loan available to the Agent in immediately available funds unless the Agent shall have been notified by such Lender on or before the later of (i) the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan; or (ii) two (2) hours before the time on which the Agent actually funds the proceeds of such Loan to the Borrower (whether using its own funds pursuant to this Section 10.13 or using proceeds deposited with the Agent by the Lenders and whether such funding occurs before or after the time on which Lenders are required to deposit the proceeds of such Loan with the Agent).  The Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount in the applicable currency.  If such corresponding amount is not in fact made available to the Agent by such Lender in the applicable currency, the Agent shall be entitled to recover such amount on demand from such Lender (or, if such Lender fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to (a) the Federal Funds Effective Rate during the first three (3) days after such interest shall begin to accrue and (b) the applicable interest rate in respect of such Loan after the end of such three-day period.

10.14     Calculations.

In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Lender whether in respect of the Loans, fees or any other amounts due to the Lenders under this Agreement.  In the event an error in computing any amount payable to any Lender is made, the Agent, the Borrower and each affected Lender shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefore will be calculated at the Federal Funds Effective Rate.

10.15     No Reliance on Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

10.16     Certain Releases of Pledged Collateral.

It is expressly agreed by each Lender, that upon the written request of the Borrower (accompanied by such certificates and other documentation as the Agent may reasonably request) the Agent on behalf of the Lenders and without any consent or action by any Lender, may, so long as no Event of Default exists after giving effect thereto, release (i) any portion of the Pledged Collateral and (ii) any Guarantor from its obligations under the Guaranty Agreement, in either case in connection with any sale, transfer, lease, disposition, merger or other transaction permitted by this Agreement; provided, however, that the provisions set forth in this Section 10.16 apply only to releases of portions of the Pledged Collateral or Guarantors where this Agreement does not otherwise expressly provide for the consent or approval of all Lenders.  (By way of example, the provisions of this Section 10.16 would not apply to any release of all or substantially all of the Pledged Collateral, which release, in accordance with Section 11.1.3 [Release of Collateral or Guarantor], would require the consent of all of the Lenders).

11.           MISCELLANEOUS

11.1       Modifications, Amendments or Waivers.

With the written consent of the Required Lenders, the Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Loan Parties hereunder or thereunder.  Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that, no such agreement, waiver or consent may be made which will:

11.1.1                  Increase of Commitment; Extension of Expiration Date.

Without the written consent of the Required Lenders and the Lender effected thereby increase the amount of the Revolving Credit Commitment of such Bank hereunder or without the written consent of all Lenders extend the Expiration Date;

11.1.2                  Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.

Without the written consent of all Lenders, whether or not any Loans are outstanding, extend the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan or any mandatory Commitment reduction in connection with such a mandatory prepayment hereunder except for mandatory reductions of the Commitments on the Expiration Date), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, or any other fee payable to any Lender;

11.1.3                  Release of Collateral or Guarantor.

Without the written consent of all Lenders (other than Defaulting Lenders), release all or substantially all of the Pledged Collateral, or release any Guarantor from its Obligations under the Guaranty Agreement, except in connection with a sale of such Guarantor otherwise permitted hereunder, or

11.1.4                  Miscellaneous.

Without the written consent of all Lenders (other than Defaulting Lenders), amend Section 5.2 [Pro Rata Treatment of Lenders], Section 10.9 [Exculpatory Provisions, Etc.] or Section 10.11 [Equalization of Lenders] or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders, change the definition of Required Lenders, or change any requirement providing for the Lenders or the Required Lenders to authorize the taking of any action hereunder; provided, further, that no agreement, waiver or consent which would modify the interests, rights or obligations of the Agent in its capacity as Agent or as the issuer of Letters of Credit shall be effective without the written consent of the Agent, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Section 11.1.1 through Section 11.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender].

11.2       No Implied Waivers; Cumulative Remedies; Writing Required.

No course of dealing and no delay or failure of the Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of the Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.  Any waiver, permit, consent or approval of any kind or character on the part of the Agent or any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

11.3        Reimbursement and Indemnification of Lenders by the Borrower; Taxes.

The Borrower agrees unconditionally upon demand to pay or reimburse to each Lender (other than the Agent, as to which the Borrower’s Obligations are set forth in Section 10.10 [Reimbursement and Indemnification of Agent by Lenders]) and to save such Lender harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including fees and expenses of counsel (including allocated costs of staff counsel) for each Lender except with respect to (a) and (b) below), incurred by such Lender (a) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, (d) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (e) in connection with any Environmental Complaint threatened or asserted against the Lender in any way relating to or arising out of this Agreement or any other Loan Documents (including, without limitation, the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings or in any workout or restructuring), or (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Lender, in its capacity as such, in any way relating to or arising out of (y) this Agreement or any other Loan Documents or any action taken or omitted by such Lender hereunder or thereunder and (z) any Environmental Complaint in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Lender hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Lender’s gross negligence or willful misconduct, as determined in a final, unappealable judgment of a court of competent jurisdiction, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld.  The Lenders will attempt to minimize the fees and expenses of legal counsel for the Lenders which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Lenders and the Agent if appropriate under the circumstances.  The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save the Agent and the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

11.4        Holidays.

Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods] with respect to Interest Periods under the Euro-Rate Option) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5        Funding by Branch, Subsidiary or Affiliate.

11.5.1                  Notional Funding.

Each Lender shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 11.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Lender) of such Lender to have made, maintained or funded any Loan to which the Euro-Rate Option applies at any time, provided that immediately following (on the assumption that a payment were then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Section 5.5 [Additional Compensation in Certain Circumstances] than it would have been in the absence of such change.  Notional funding offices may be selected by each Lender without regard to such Lender’s actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Lender.

11.5.2                  Actual Funding.

Each Lender shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Lender to make or maintain such Loan subject to the last sentence of this Section 11.5.2.  If any Lender causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Lender, but in no event shall any Lender’s use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Lender or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Lender (including any expenses incurred or payable pursuant to Section 5.5 [Additional Compensation in Certain Circumstances]) which would otherwise not be incurred.

11.6        Notices; Effectiveness; Electronic Communication.

11.6.1                  Notices Generally.

Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.6.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 11.6.2 [Electronic Communications], shall be effective as provided in such Section.

11.6.2                  Electronic Communications.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices to any Lender if such Lender, has notified the Agent that it is incapable of receiving notices by electronic communication.  The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore.

11.6.3                  Change of Address, Etc.

Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

11.7        Severability.

The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.8        Governing Law.

Each Letter of Credit and Section 2.10 [Letter of Credit Subfacility] shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised or amended from time to time, and to the extent not inconsistent therewith, the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles, and the balance of this Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

11.9        Prior Understanding.

This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

11.10      Duration; Survival.

All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of Loans and issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by the Agent or the Lenders, the making of Loans, issuance of Letters of Credit, or payment in full of the Loans.  All covenants and agreements of the Loan Parties contained in Sections 8.1 [Affirmative Covenants], Section 8.2 [Negative Covenants] and Section 8.3 [Reporting Requirements] herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow or request Letters of Credit hereunder and until termination of the Commitments and payment in full of the Loans and expiration or termination of all Letters of Credit.  All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in Section 5 [Payments] and Section 10.8 [Reimbursement and Indemnification of Agent by the Borrower], Section 10.10 [Reimbursement of Agent by Lender] and Section11.3

[Reimbursement of Lenders by Borrower; Etc.], shall survive payment in full of the Loans, expiration or termination of the Letters of Credit and termination of the Commitments.

11.11     Successors and Assigns.

11.11.1                    Successors and Assigns Generally.

The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.11.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 11.11.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.11.6 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.11.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

11.11.2                    Assignments by Lenders.

Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in clause (i)(A) of this Section 11.11.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000.00, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)          Proportionate Amounts.

Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)         Required Consents.

Subject to the following sentence, no consent shall be required for any assignment except for the consent of the Agent (which shall not be unreasonably withheld or delayed). The consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall also be required for an assignment unless (a) an Event of Default has occurred and is continuing at the time of such assignment or (b) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)         Assignment and Assumption Agreement.

The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500.00, and the assignee, if it is not a Lender, shall deliver to the Agent an administrative questionnaire provided by the Agent.

(v)          No Assignment to Borrower.

No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)         No Assignment to Natural Persons.

No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.11.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4.4  [Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], Section 5.5 [Additional Compensation in Certain Circumstances], Section 5.6 [Taxes] and Section 11.3 [Reimbursement and Indemnification of Lender by the Borrower; Taxes] with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.11.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.11.4 [Participations].

11.11.3                    Register.

The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time.  Such register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.11.4                    Participations.

Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Section 11.1.1 [Increase of Commitment, Etc.], Section 11.1.2 [Extension of Payment, Etc.], or Section 11.1.3 [Release of Collateral or Guarantor]).  Subject to Section 11.11.5 [Limitations upon Participant Rights Successors and Assigns Generally], the Borrower agrees that each Participant shall be entitled to the benefits of Section 4.4 [Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], Section 5.5 [Additional Compensation in Certain Circumstances] to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.11.2 [Assignments by Lenders], Section 5.6 [Taxes] and Section 11.3 [Reimbursement and Indemnification of Lenders by the Borrower; Taxes].  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Setoff] as though it were a Lender; provided such Participant agrees to be subject to Section 10.11 [Equalization of Lenders] as though it were a Lender.

11.11.5                    Limitations upon Participant Rights Successors and Assigns Generally.

A Participant shall not be entitled to receive any greater payment under Section 5.5 [Additional Compensation in Certain Circumstances], Section 5.6 [Taxes] or Section 11.3 [Reimbursement and Indemnification of Lender by the Borrower; Taxes ] than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.6 [Taxes] unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.11 [Equalization of Lenders] as though it were a Lender.

11.11.6                    Certain Pledges; Successors and Assigns Generally.

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.12      Confidentiality.

11.12.1                    General.

The Agent and the Lenders each agree to keep confidential all information obtained from any Loan Party or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby.  The Agent and the Lenders shall be permitted to disclose such information (i) to any Affiliates and/or to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants as contemplated by Section 11.11 [Successors and Assigns], and prospective assignees and participants, (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the Borrower shall have consented to such disclosure.  Notwithstanding anything herein to the contrary, the information subject to this Section 11.12.1 shall not include, and the Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.

11.12.2                    Sharing Information With Affiliates of the Lenders.

Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or affiliate of any Lender receiving such information shall be bound by the provisions of Section 11.12.1 as if it were a Lender hereunder.  Such authorization shall survive the repayment of the Loans and other Obligations and the termination of the Commitments.

11.13      Counterparts.

This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

11.14      Agent’s or Lender’s Consent.

Whenever the Agent’s or any Lender’s consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Agent and each Lender shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

11.15      Exceptions.

The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

11.16      Consent To Forum; Waiver Of Jury Trial.

11.16.1                    Submission To Jurisdiction.

THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF PENNSYLVANIA SITTING IN ALLEGHENY COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF PENNSYLVANIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH PENNSYLVANIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

11.16.2                    Waiver Of Venue.

THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.16.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

11.16.3                    Service Of Process.

EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.6 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION].  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.16.4                 Waiver Of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.17       USA Patriot Act. Certification from Lenders and Participants.

Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United states or foreign county, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Bank is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

11.18       Joinder of Guarantors.

Any Material Domestic Subsidiary of the Borrower which is required to join this Agreement as a Guarantor pursuant to Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures] shall execute and deliver to the Agent (i) a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.1(G)(1) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; (ii) documents in the forms described in Section 7.1 [First Loans] modified as appropriate to relate to such Material Domestic Subsidiary, and (iii) documents necessary to grant and perfect Prior Security Interests in all Pledged Collateral held by such Material Domestic Subsidiary.  The Loan Parties shall deliver such Guarantor Joinder and related documents to the Agent within five (5) Business Days after the date of the filing of such Material Domestic Subsidiary’s articles of incorporation if the Material Domestic Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation.

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

COVANCE INC., a Delaware corporation

By:	/s/ William E. Klitgaard
	Name:	William E. Klitgaard
	Title:	Senior Vice President

CJB INC., a Delaware corporation

By:	/s/ William E. Klitgaard
	Name:	William E. Klitgaard
	Title:	President

COVANCE CENTRAL LABORATORY SERVICES INC., a Delaware corporation

By:	/s/ William E. Klitgaard
	Name:	William E. Klitgaard
	Title:	Senior Vice President

COVANCE CENTRAL LABORATORY SERVICES LIMITED PARTNERSHIP, an Indiana limited partnership

By:	Covance Central Laboratory Services Inc., a Delaware corporation, its General Partner

	By:	/s/ William E. Klitgaard
	Name:	William E. Klitgaard
	Title:	Senior Vice President

[Signatures continue on following page]

COVANCE PRECLINICAL CORPORATION, a Washington Corporation

By:	/s/ William E. Klitgaard
	Name:	William E. Klitgaard
	Title:	Senior Vice President

COVANCE LABORATORIES INC., a Delaware corporation

By:	/s/ William E. Klitgaard
	Name:	William E. Klitgaard
	Title:	Senior Vice President

[Signatures continue on following page]

PNC BANK, NATIONAL ASSOCIATION, individually and as Agent

By:	/s/ Edward M. Tessalone
	Name:	Edward M. Tessalone
	Title:	Senior Vice President

[Signatures continue on following page]

BANK OF TOKYO - MITSUBISHI UFJ TRUST COMPANY, as a Lender

By:	/s/ George Stoecklein
	Name:	George Stoecklein
	Title:	Vice President

[Signatures continue on following page]

TORONTO DOMINION (NEW YORK) LLC, as a Lender

By:	/s/ Jackie Barrett
	Name:	Jackie Barrett
	Title:	Authorized Signatory

[Signatures continue on following page]

JP MORGAN CHASE BANK N.A., as a Lender

By:	/s/ D. Scott Farquhar
	Name:	D. Scott Farquhar
	Title:	its Vice President

[Signatures continue on following page]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ David J. Bardwil
	Name:	David J. Bardwil
	Title:	Senior Vice President

[Signatures continue on following page]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Vincent Muldoon
	Name:	Vincent Muldoon
	Title:	Director – GTS MNC

[Signatures continue on following page]

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Karim Blasetti
	Name:	Karim Blasetti
	Title:	Vice President

By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Vice President

[Signatures continue on following page]

CITIBANK, NA, as a Lender

By:	/s/ Eileen F. McEvoy
	Name:	Eileen F. McEvoy
	Title:	Vice President

SCHEDULE 1.1(A)

PRICING GRID

Level	Leverage Ratio	Commitment Fee	Revolving Credit Base Rate Spread	Revolving Credit Euro- Rate Spread	Letter of Credit Fee
I	Less than or equal to 1.0 to 1.0	.30%	1.00%	2.00%	2.00%
II	Greater than 1.0 to 1.0 or less than or equal to 1.50 to 1.0	.35%	1.25%	2.25%	2.25%
III	Greater than 1.50 to 1.0 but less than or equal to 2.0 to 1.0	.40%	1.50%	2.50%	2.50%
IV	Greater than 2.0 to 1.0	.45%	1.75%	2.75%	2.75%

provided, however, that if for purposes of calculating the Leverage Ratio, EBITDA is zero or negative, level IV shall apply.

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee:

(A)          The Applicable Margin, the Applicable Commitment Fee Rate, and the Applicable Letter of Credit Fee shall be determined on the Closing Date based on the Leverage Ratio computed on such date pursuant to that certificate delivered pursuant to Section 7.1.11 [Compliance Certificate] hereof.

(B)           The Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee shall be recomputed as of the end of each fiscal quarter based on the Leverage Ratio as of such quarter end.  The Applicable Margin shall be recomputed as of the end of each fiscal quarter based on the Leverage Ratio as of such quarter end.  Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate, or the Applicable Letter of Credit Fee computed as of a quarter end shall be effective on the date on which the Compliance Certificate and corresponding financial statements evidencing such computation are due to be delivered under Section 8.3.3 [Certificate of the Borrower] (the “Reset Date”); provided, however, that if the Borrower has failed to deliver, or caused to be delivered, such Compliance Certificate and corresponding financial statements on or before the date such delivery is due as required, as the case may be, under Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements] (the “Delivery Date”), then the Leverage Ratio shall be deemed, solely for the purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate, and the Applicable Letter of Credit Fee, to be greater than 2.0 to 1.0 from the Delivery Date until the Compliance Certificate and financial statements due for the fiscal quarter subsequent to the fiscal quarter for which delivery did not timely occur by the requisite Delivery Date are timely delivered as required, as the case may be, under Section 8.3.2 [Quarterly Financial Statements] or Section 8.3.3 [Annual Financial Statements].